UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No._____)

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement	☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

Eagle Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Annual Meeting Of Shareholders Will Be Held

on Thursday, May 21, 2020 at 10:00 A.M. EDT

Virtual Meeting Only – No Physical Meeting Location

To The Shareholders of Eagle Bancorp, Inc.:

Proxy Statement

The Board of Directors of Eagle Bancorp, Inc. is soliciting your proxy for use at the Annual Meeting of Shareholders, to be held virtually at 10:00 A.M. EDT on Thursday, May 21, 2020, and at any adjournment or postponement of the meeting. Due to the impact of the novel coronavirus disease, COVID-19, this year, we will host a virtual-only meeting. You may join the Annual Meeting remotely by visiting http://www.viewproxy.com/EagleBankCorp/2020/vm and entering in your control number and the password received in your registration confirmation. Audio only access to the meeting will be available by calling 1 (562) 247-8321. A shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 19, 2020.

This proxy statement and proxy card are being sent to shareholders of the Company on or about April 6, 2020, to shareholders of record as of March 26, 2020, the record date for the meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which includes our audited financial statements, also accompanies this proxy statement.

In this proxy statement, we refer to (a) Eagle Bancorp, Inc. as the “Company,” “Eagle,” “we” or “us,” (b) the Company Board of Directors as the “Board” or “Board of Directors” and (c) EagleBank, our wholly owned subsidiary, as “EagleBank” or the “Bank.”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 21, 2020. A copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2019, and our Report to Shareholders is available online at http://viewproxy.com/eaglebankcorp/2020.

This year, we are using the “Notice and Access” method of providing proxy materials to our beneficial shareholders via the Internet instead of mailing printed copies. We believe that this process will provide beneficial shareholders with a convenient and quick way to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019. Also accessible is our Report to Shareholders and an authorization for a proxy to vote your shares. This allows us to conserve natural resources, and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, has been mailed to our beneficial shareholders to provide instructions regarding how to access and review all of the proxy materials on the Internet. The Notice and Access card also tells you how to submit your proxy vote via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

Registered shareholders will be mailed printed copies of the proxy materials, including this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2019, our 2019 Report to Shareholders and a proxy card to vote your shares.

To ensure that as many shares as possible are represented, we strongly recommend that you vote in advance of the Annual Meeting, even if you plan to attend remotely.

As part of our effort to maintain a safe and healthy environment at our Annual Meeting and to protect the well-being of our shareholders, after closely monitoring statements issued by the World Health Organization (who.int), the Centers for Disease Control and Prevention (cdc.gov), and the Maryland State Department of Health (health.maryland.gov) regarding the novel coronavirus disease, COVID-19, we have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. We are sensitive to the public health and travel concerns our shareholders may have and restrictions and recommendations that public health and other governmental officials may issue. Note that the decision to proceed with a virtual-only meeting this year will not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.

Notice of Meeting:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”) will be held at 10:00 A.M. EDT on Thursday, May 21, 2020 at http://www.viewproxy.com/EagleBankCorp/2020/vm (with audio only access available at 1 (562) 247-8321) * for the following purposes:

1.   To elect eight directors to serve until the 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.   To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2020;

3.   To vote on a non-binding, advisory resolution approving the compensation of our named executive officers; and

4.   To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on March 26, 2020 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

To attend the virtual meeting at http://www.viewproxy.com/EagleBankCorp/2020/vm, please enter your 16-digit control number (found on your proxy card or Notice and Access card) and the password received in your registration confirmation. Please follow the instructions on your proxy card, Notice and Access card or voter instruction form for additional information. Audio only access to the meeting will be available by dialing 1 (562) 247-8321. A shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 19, 2020.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered shareholders may vote:

●    By Internet: go to https://www.aalvote.com/EGBN;

●    By toll-free telephone: call 1 (866) 804-9616; or

●    By mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are not registered in your name, please see the voting instructions provided by your recordholder (typically your broker) on how to vote your shares. You will need additional documentation from your recordholder in order to vote in person at the virtual meeting.

* As part of our effort to maintain a safe and healthy environment at our Annual Meeting and to protect the well-being of our shareholders, after closely monitoring statements issued by the World Health Organization (who.int), the Centers for Disease Control and Prevention (cdc.gov), and the Maryland State Department of Health (health.maryland.gov) regarding the novel coronavirus disease, COVID-19, we have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. We are sensitive to the public health and travel concerns our shareholders may have and restrictions and recommendations that public health and other governmental officials may issue. Note that the decision to proceed with a virtual-only meeting this year will not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.

By Order of the Board of Directors,

Eagle Bancorp, Inc.	(i)	2020 Proxy Statement

Jane E. Cornett, Corporate Secretary

April 6, 2020

Eagle Bancorp, Inc.	(ii)	2020 Proxy Statement

Eagle Bancorp, Inc.	(iii)	2020 Proxy Statement

Proxy Statement

When and where is the Annual Meeting of Shareholders being held?

As part of our effort to maintain a safe and healthy environment at our Annual Meeting and to protect the well-being of our shareholders, after closely monitoring statements issued by the World Health Organization (who.int), the Centers for Disease Control and Prevention (cdc.gov), and the Maryland State Department of Health (health.maryland.gov) regarding the novel coronavirus disease, COVID-19, we have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. We are sensitive to the public health and travel concerns our shareholders may have and restrictions and recommendations that public health and other governmental officials may issue. There will be no physical meeting location. However, a shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 19, 2020.

The virtual meeting is being held at 10:00 A.M., EDT on Thursday, May 21, 2020. To participate in the virtual meeting, you must register in advance. Please follow the instructions found on your proxy card, Notice and Access card or voter instruction form, and found below on pages 2 and 3 of this proxy. On the day of the meeting, visit http://www.viewproxy.com/EagleBankCorp/2020/vm and enter your control number (found on your proxy card or Notice and Access card) and the password received in your registration confirmation. You may begin to log into the meeting platform beginning at 9:30 A.M. EDT on May 21, 2020. Audio only access to the meeting will be available by dialing 1 (562) 247-8321. The meeting will begin promptly at 10:00 A.M., EDT on Thursday, May 21, 2020.

Note that the decision to proceed with a virtual-only meeting this year will not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.

How do I attend the Annual Meeting virtually and submit questions or make comments?

To be admitted to the Annual Meeting at http://www.viewproxy.com/EagleBankCorp/2020/vm, you must enter the control number (found on your proxy card or Notice and Access card) and the password received in your registration confirmation. Audio only access to the meeting will be available by dialing 1 (562) 247-8321. If you hold your shares through a broker, you must register in advance using the instructions below.

If you wish to submit a question or make a comment before the Annual Meeting or during the Annual Meeting, you may log into http://www.viewproxy.com/EagleBankCorp/2020/vm and enter your control number and the password received in your registration confirmation beginning at 9:30 A.M. EDT, on May 21, 2020. Once past the login screen, click on the ‘‘messages’’ icon at the top of the screen and type your question or comment in the “Ask a question” field and then click to submit. Questions or comments pertinent to meeting matters will be addressed during the Annual Meeting, subject to time constraints. Questions or comments that relate to proposals that are not properly submitted before the Annual Meeting, relate to matters that are not proper subject for action by shareholders, are irrelevant to the Company’s business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another shareholder, or are not otherwise suitable for the conduct of the Annual Meeting as determined in the sole discretion of the Company, will not be answered. Additional rules of conduct and procedures may apply during the Annual Meeting and will be available for you to review in advance of the meeting at www.viewproxy.com/EagleBankCorp/2020/vm. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at www.viewproxy.com/EagleBankCorp/2020. The questions and answers will be available as soon as practical after the meeting and will remain available until May 28, 2020 after posting.

What am I being asked to vote on at the meeting?

You are being asked to vote on three proposals at the meeting:

1.	the election of eight directors for a one year term until the 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

Eagle Bancorp, Inc.	1	2020 Proxy Statement

2.	the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2020; and

3.	a non-binding, advisory resolution approving the compensation of our named executive officers.

How does the Board recommend I vote?

The Board unanimously recommends that you vote:

●	FOR the election of all of the nominees for election as director (see Proposal 1 on page 14);

●	FOR the ratification of accountants (see Proposal 2 on page 67); and

●	FOR the nonbinding resolution approving our named executive officer compensation (see Proposal 3 on page 68).

Who is entitled to vote at the meeting?

Only shareholders of record of the Company’s common stock, par value $0.01 per share (the “common stock”), at the close of business on March 26, 2020, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 32,208,795 shares of common stock outstanding, held by approximately 10,196 total shareholders, including 622 shareholders of record. The common stock is the only class of securities entitled to vote at the meeting.

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are a shareholder of record. As a shareholder of record, you must register to be able to attend the Annual Meeting via live audio webcast, and can vote your shares electronically at https://www.aalvote.com/EGBN. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the annual meeting virtually?” below for more information.) You may vote in person at the meeting, or vote by proxy, using any of the following three methods to submit your proxy:

●	by Internet: go to https://www.aalvote.com/EGBN and follow the instructions provided;

●	by toll-free telephone: call 1 (866) 804-9616; or

●	by mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held in an account at a broker, bank or other nominee (collectively, your “broker”), rather than in your name, then you are a beneficial owner of “street name” shares, and these proxy materials are being forwarded to you by your broker. Your broker is entitled to vote your shares at the meeting or submit a proxy. (Please see the next question for important information regarding voting by your broker.) As a beneficial owner, you are entitled to direct your broker how to vote your shares. You will need to follow the directions your broker provides you and give the broker instructions as to how the broker should vote your shares by following the instructions you received from your broker. If you want to vote your shares held in street name at the meeting, you will need to obtain a “legal proxy” from your broker authorizing you to vote your shares. A brokerage statement or the voting instruction form you received from your broker will not allow you to vote at the meeting. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the annual meeting virtually?” below for more information.) Please note that your broker may have a deadline for submitting voting instructions that is earlier than the voting deadline for recordholders.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy, either by Internet, telephone or mail, or to instruct your broker how to vote, in order to ensure the presence of a quorum.

Will my broker vote my shares for me?

Under the rules of the New York Stock Exchange (“NYSE”) applicable to its member firms, your broker will not vote your shares on the election of directors or the advisory resolution on executive compensation unless they receive instructions from you. If you hold your shares through a broker, it is extremely important that you instruct your broker how to vote your shares. The election of directors (even if not contested) and the non-binding advisory vote on executive compensation are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions, although your broker can vote your shares with respect to the ratification of the appointment of independent registered public accounting firm.

Eagle Bancorp, Inc.	2	2020 Proxy Statement

How do I register in advance to attend, vote, and submit questions or comments at the annual meeting virtually?

If you are a shareholder of record of the common stock (i.e., your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent), you must register in advance to attend the Annual Meeting virtually. Please register to attend the Annual Meeting at http://www.viewproxy.com/EagleBankCorp/2020 by 11:59 PM EDT on May 19, 2020. You will need to enter your name, phone number, virtual control number (included on your proxy card) and email address as part of the registration, following which, you will receive an email confirming your registration, as well as the password to attend the Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/EagleBankCorp/2020/vm (you will need the virtual control number assigned to you in your registration confirmation email). If you wish to vote your shares electronically at the Annual Meeting, you will need to visit http://www.aalvote.com/EGBN during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).

If you hold your shares “in street name” through a broker, you must register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually. To register to attend the Annual Meeting, you will need to obtain proxy power (a “legal proxy”) from your broker. A brokerage statement or the voting instruction form you received from your broker will not allow you to attend or vote at the virtual meeting. Please register to attend the Annual Meeting at http://www.viewproxy.com/EagleBankCorp/2020 by 11:59 PM EDT on May 19, 2020. You will need to enter your name, phone number and email address, and provide a copy of your legal proxy (which may be uploaded to the registration website or sent via VirtualMeeting@viewproxy.com as part of the registration), following which, you will receive an email confirming your registration, your virtual control number, as well as the password to attend the Annual Meeting. Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting but you will be unable to vote your shares electronically at the Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/EagleBankCorp/2020/vm (you will need the virtual control number assigned to you in your registration confirmation email). If you wish to vote your shares electronically at the Annual Meeting, you will need to visit http://www.aalvote.com/EGBN during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).

What if I have trouble accessing the meeting virtually?

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Please be sure to check in by 9:30 A.M/ EDT on May 21, 2020, the day of the Annual Meeting, so that Alliance Advisers may address any technical difficulties before the Annual Meeting live audio webcast begins.

If you encounter any technical difficulties accessing the virtual meeting platform on the meeting day, please email VirtualMeeting@viewproxy.com or call 866-612-8937. Technical support will be available starting at 9:00A.M. EDT on May 21, 2020.

How many votes do I have?

You have one vote for each share of common stock you hold as of the record date on each matter submitted for the vote of shareholders. You do not have the right to cumulate votes in the election of directors.

What is the quorum requirement for the meeting?

Representation, by virtual attendance or proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

How will proxies be voted and counted?

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as you specify. If you do not specify how you want your shares voted, proxies will be voted:

●	FOR the election of all the nominees for election as directors;

Eagle Bancorp, Inc.	3	2020 Proxy Statement

●	FOR the ratification of the appointment of Dixon Hughes Goodman LLP; and

●	FOR the non-binding, advisory resolution approving the compensation of our named executive officers.

We do not know of any other matters that will be brought before the meeting. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The Inspector of Election appointed for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker advises the Company that it cannot vote on a matter because the beneficial owner has not provided voting instructions and it does not have discretionary voting authority on a particular matter, this is a “broker non-vote” with respect to that matter. Shares subject to broker non-votes will be counted as shares present or represented at the meeting for purposes of determining whether a quorum exists; however, such shares will not be considered as present or voted with respect to the matters on which the broker does not have the power to vote.

Can I revoke my proxy after I submit it?

Yes. You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

●	granting a later proxy with respect to the same shares;

●	sending written notice to Jane E. Cornett, Corporate Secretary of the Company, 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814 at any time prior to the proxy being voted; or

●	voting at the meeting.

Your attendance at the virtual meeting will not, in itself, revoke your proxy. If your shares are held in the name of your broker, please see the voting form provided by your broker for additional information regarding the voting of your shares.

What votes are required to approve the election of directors and the other proposals?

Under our Articles of Incorporation and Bylaws, directors are elected at the Annual Meeting by a plurality of the votes cast in the election. Since this is not a contested election, nominees who do not receive more votes cast for their election than votes withheld or cast against their election must submit their resignation after certification of the vote. Approval of the proposals to ratify the appointment of our independent registered public accounting firm and to approve the nonbinding, advisory resolution on compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on such matters.

How are proxies being solicited?

In addition to the use of these proxy materials, proxies may also be solicited personally or by telephone by officers, employees or directors of the Company or its subsidiary, EagleBank, who will not receive any special compensation for their services in soliciting proxies. Additionally, we have engaged Alliance Advisors, LLC (“Alliance”), a proxy solicitation firm, to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Alliance a base fee of $9,000, plus per-call fees and reimbursement of its out-of-pocket expenses for its services. We may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals. The cost of this proxy solicitation is being paid by the Company.

How can I find out the results of the voting at the annual meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days after the day final results are available.

What does it mean if I receive more than one set of materials?

This most likely means you hold shares of common stock in more than one way. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares

Eagle Bancorp, Inc.	4	2020 Proxy Statement

through more than one broker. In these situations, you may receive multiple sets of proxy materials or Notice and Access cards. In order to vote all the shares you own, you must complete, sign, and return all of the proxy cards or voting instruction forms, or follow the instructions for any alternative voting procedure on each of the Notice and Access cards or voting forms you receive. Each proxy card or voting instruction form you receive should come with its own prepaid return envelope. If you vote by mail, make sure you return each voting form in the return envelope that accompanied that voting form.

Why aren’t all of the shareholders who are in my household getting their own copy of the proxy materials?

In some cases, only one set of the proxy materials is delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, you should submit a written request to: Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814, or by calling (301) 986-1800. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of shareholder mailings and who would prefer to receive a single copy of such materials may let us know by directing that request to us in the manner provided above.

Eagle Bancorp, Inc.	5	2020 Proxy Statement

Proxy Statement Summary

Introduction

Eagle Bancorp, Inc. is the parent company of EagleBank. The Bank operates as a community bank alternative to the super-regional financial institutions, which dominate the Bank’s primary market area, which is the Washington, D.C. metropolitan area. The market is the 5th largest regional economy in the United States. The Bank operates a commercially oriented business model and has expertise in commercial real estate lending and delivering services to small and mid-sized businesses and non-profit organizations. The Bank also provides consumer banking services including residential mortgage lending to individuals. The cornerstone of the Bank’s philosophy is to provide superior, personalized service to its clients. The Bank focuses on relationship banking, providing each client with a number of services, familiarizing itself with, and addressing, client needs in a proactive, personalized fashion. The Bank’s businesses model allows it to operate a branch light strategy with the expense savings from smaller branch systems being invested in quality, well trained personnel and IT systems delivering convenience and security to our customers. The Company’s capital ratios are well above those required to be considered well capitalized. The Board of Directors is committed to building upon the Company’s 22 years of successful operations by providing oversight of the Banks’s strategy and operations, and maintaining the highest standard of corporate governance.

Our Mission

We have a mission to be the most respected and profitable community bank in the Washington, D.C. metropolitan area. To do this, we put relationships first and relentlessly deliver the most compelling service and value.

Our Values: Relationships F•I•R•S•T

Flexible

We begin our relationships based on our time-tested tradition of listening to our customer, collaborating with colleagues and designing a comprehensive, creative solution that brings value to and appreciation from our customer. We enhance the relationship with empowered ‘YES, We Can’ service and live up to our strong belief that formulas do not make good banking sense, relationships do. We are entrepreneurial – it is our differentiator.

Involved

We build our relationships by developing a rapport that is based on partnership, mutual respect and a desire to delight. We are unwavering in our commitment to the goals and growth of our customers, colleagues and community through volunteerism. We believe that doing the little extras and staying involved with our customer demonstrates our difference.

Responsive

We shape our relationships by taking ownership for being ever-responsive, from beginning to end, day in and day out. We understand that reliable, accurate and time-sensitive communication is fundamental to preserving reputation and relationships, internally and externally.

Strong

We strengthen our relationships each time we are called upon for our expertise and know-how. We are committed to enhancing our professional knowledge in order to remain credible, current and strong partners with our customers, colleagues and community. Our history of sustaining a well-capitalized and profitable position emphasizes our strength and reinforces our relationships.

Trusted

We uphold our relationships with honesty, openness and reliability. We can be counted on to do “the right thing.” We understand that underlying a sound, long-lasting relationship is the essential element of trust. Trust can be lost in a moment, so we are vigilant in our actions and words.

Eagle Bancorp, Inc.	6	2020 Proxy Statement

Corporate Social Responsibility - Our Commitment to the Community

Since its founding in 1998, EagleBank has been committed to principles of community engagement, inclusiveness and sustainability. This report sets forth the activities undertaken by the Bank that reflect its leadership with regards to responsible lending, sustainability, philanthropy and ethical governance.

With 94% of its loan portfolio in Washington DC Maryland and Virginia, the Bank is passionate about its role as a lender to local businesses. By lending to small and mid-size businesses, the Bank helps build and grow local employment and the regional economy.

Economic Development Activities – Responsible Lending

EagleBank is recognized as one of the leading commercial real estate lenders in the Washington metropolitan area, but we are more than that. We aim to meet the banking and credit needs of all the communities in which we conduct business. Assisting low and moderate-income individuals and organizations as well as supporting consumers and small businesses in transitional neighborhoods is key to meeting the mission of the Bank.

Affordable Housing: We take a special interest in helping our local communities provide affordable housing. Specialized programs and projects we have financed include:

●	EagleBank offers a broad range of lending programs that promote affordable and sustainable home ownership for low and moderate-income individuals and families – as well as those with limited down payment capacity. EagleBank offers no and low down payment programs such as the HomePossible, HomeReady, Maryland Mortgage Programs, DC Open Doors Home Purchase Assistance Program, Employer Assisted Housing, the Landed Program, and the Federal Home loan Bank down payment program. These programs foster home ownership in Maryland and the District of Columbia. In 2019, the EagleBank Residential Lending Division originated 1,632 mortgage loans of which 11% totaling over $53 million were financed through affordable home loan and assistance programs.

●	In addition to loans, EagleBank has from its own portfolio invested $52 million in CRA qualified bonds, which funded 170 single family mortgages in low and moderate income census tracts throughout the Washington metropolitan area. In addition the Bank has committed over $70 million to purchasing Low Income Housing Tax Credits which help to finance 27 different low and moderate income multifamily apartment buildings in our region.

●	In meeting the needs of our diverse customers and communities, EagleBank is proud to have committed nearly $60 million in financing to the Hill East Opportunity Zone nominated by Washington, D.C. Mayor Muriel Bowser. Hill East will include housing for a mix of income levels and 13,000 square feet of much needed retail amenities to this unique neighborhood of Southeast D.C.

●	Similarly, EagleBank provided the financing for the acquisition and construction of a 70-unit multifamily building in Rockville, Maryland that is being developed as an inclusive-housing community that will provide affordable housing specifically for people with disabilities. The building will offer 53 low-income and 17 market-rate units with 25% of all units reserved for people with disabilities. The project was advanced by a nonprofit with the goal of creating an affordable, accessible and integrated environment where individuals with developmental disabilities could live and thrive.

●	EagleBank is also contributing financing to the redevelopment of the historic Walter Reed Army Medical Center in Northwest, D.C. A 66 acre portion of the 110 acre site was designated for sale to the District of Columbia for re-development. The project, known as The Parks at Walter Reed, will contain residential, retail, office and hospitality space. EagleBank is funding the land development costs for the 66 acre site and financing for The Brooks, an 89 unit condominium building offering both market rate and affordable housing. In addition to providing more affordable housing in a central part of the city, The Brooks will add significant texture to the adaptive re-use of existing historic structures at The Parks project.

Energy/Environment: EagleBank has long been committed to sustainability.

●	In 2017, EagleBank provided the financing of the nation’s largest single PACE financing note issued for clean energy. This $25 million note financed the installation of state-of-the-art energy and water efficiency measures, specifically an 884 KW solar array and storm water retention systems at D.C. United’s 20,000 seat Audi Field soccer stadium. The measures were made possible through the Department of Energy and Environment’s Property Assessed Clean Energy (DC PACE) program and EagleBank.

Eagle Bancorp, Inc.	7	2020 Proxy Statement

Small Business Lending: Small business support has always been a cornerstone of EagleBank’s commitment to the Washington, D.C. region.

●	As such, EagleBank has been a Top SBA Lender over the last two decades and provides financing under both the 7a and 504 programs offered by the SBA. We have consistently been among the leading community bank SBA lenders according to data compiled by the U.S. Small Business Administration’s Washington Metropolitan Area District Office.

●	In addition, the Bank has relationships with state and local governments and government agencies, and has worked with them to develop cooperative economic development programs. With Montgomery County, Maryland we worked to design the Small Business Plus! Program in which the County places deposits in local banks and the Banks commit to make loans to local small businesses. Since the inception of the program in 2012 the bank has made $521 million in small business loans. The economic activity funded by these loans has led to the creation of 1,800 new jobs in the county. The Bank also helped develop a similar program sponsored by the Washington Suburban Sanitary Commission (“WSSC”) known as the Business Investment and Growth (“BIG”) Program. Under the program the WSSC places deposits with local community banks which allows them to increase lending to local small and minority owned businesses within the WSSC’s bi-county area.

Philanthropy

EagleBank believes in giving back and in fostering good corporate citizenship. As a result, EagleBank dedicates resources to the community through the EagleBank Foundation which raises money for breast cancer research and treatment, survivorship and caregiver knowledge.

●	The EagleBank Foundation’s Annual Golf Classic has provided over $4.3 million to area hospitals for the ongoing fight against breast cancer. Other beneficiaries of the EagleBank Foundation include The Wellness Center, The Berm Foundation and the Children’s Inn at NIH.

●	The EagleBank Foundation also offers the Matching Gifts Program to support employees in their contributions to worthy causes. The program matches 1:1 contributions made by employees to eligible 501(c)(3) organizations up to a maximum of $100 per year, per employee.

●	In addition to the efforts of the Foundation, in 2019 EagleBank provided $1.1 million in contributions or sponsorship funding to many civic and non-profit organizations in the Washington, D.C. metropolitan area.

●	As an example, EagleBank is a sponsor of DC Scores – a program that creates neighborhood teams that work with youth in disadvantaged neighborhoods to help them gain the skills and confidence to succeed on the playing field, the classroom and in life. The program is also supported by Washington’s professional soccer team, DC United, and has served over 2,800 young people in the Washington Metro area.

●	The Company is committed and proud to promote volunteerism as a way to enrich our communities, build teamwork and enhance the lives of customers and team members throughout the region. EagleBank volunteers have worked on behalf of many agencies ranging from Habitat for Humanity and Mentor Prize to Junior Achievement. In 2019, our employees spent 4,800 hours supporting 65 diverse organizations throughout Northern Virginia, Suburban Maryland and the District of Columbia.

Equal Opportunity, Education and Employee Development

Human capital management is a critical component of our sustainability programs and a key driver of our Company’s success. EagleBank takes a Total Reward approach in attracting, retaining and rewarding its associates. Our average employee tenure is over 5 years with almost 20% of our staff having 10 or more years of service with the Company.

●	Equal Employment Opportunity: EagleBank provides equal employment opportunity for all persons in regards to hiring, working conditions, compensation, benefits and appointments for advancement and training and development. EagleBank partners with and supports local veteran, disability and workforce readiness programs by providing employment opportunities and job skills training. Managers receive training on equal employment, unconscious bias, retaliation and harassment.

●	Diversity: EagleBank values diversity at every level of the organization including staff, management and the Board of Directors. Of our total work force, 59% are minority and 60% are female. Our president is a woman and 33% of our Senior Staff are female. At the Board level, 4 of 8 directors are women and the Board includes 1 minority.

Eagle Bancorp, Inc.	8	2020 Proxy Statement

●	The Bank promotes professional development by offering a number of programs that enable employees to grow their careers including an Education Assistance Program.

●	The Bank’s Commercial Banking Development Program was launched in 2015 and is aimed at providing highly-skilled graduates the opportunity to experience five different operations departments of the Bank over the course of 12-18 months.

●	The Bank’s Leadership Essentials Program is offered to allow leadership-minded employees to help grow their banking knowledge base and leadership skills. Required courses within this program include Crucial Conversations, Performance Management, and Leadership Styles, Coaching for Performance, Interviewing Skills and EagleBank Strategy.

●	Scholarship programs and professional internships have always been a component of the Company’s approach to development. EagleBank provides $25,000 in scholarships to George Mason University and the Montgomery College Foundation. Students from area colleges and universities also participate in the EagleBank Summer Internship Program offered by our Commercial and Real Estate Lending Divisions. Students enrolled in these programs assist with lending projects, data and analytical reporting, and portfolio management services.

Compliance and Ethics: Our culture of integrity starts with our Code of Business Conduct and Ethics (“Code”) which applies to all employees, directors and executive officers of the Eagle Bancorp, Inc. and its subsidiaries. In addition, we look to engage with third-parties that share our commitment to our Relationships F-I-R-S-T core values.

●	New employees are required to complete training on the Code within 30 days from their date of hire and annually acknowledge the Code and the Business Conduct Ethics and Conflicts of Interest Policy. In fiscal year 2019, completion of both these requirements was at 100%.

●	In addition, role-based in-person and online training was delivered to advance understanding of regulatory and policy requirements of specific compliance areas such as Regulation O, and Related Party Transactions.

●	Our management team is focused on fostering a culture of trust so that employees at every level feel comfortable speaking up about concerns or potential conflicts of interest. To that end the Ethics Office facilitates a quarterly survey of all employees to disclose potential conflicts of interest and field questions regarding the Code. Associates are strongly encouraged to be proactive in seeking guidance and to promptly contact the Ethics Office with questions regardless of the nature of the matter. Management takes all questions raised seriously and enforces a strict non-retaliation policy.

●	All complaints and concerns regarding possible violations of, or non-compliance with, our Code, a policy or a law or regulation, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, may be made directly to the chair of the Audit Committee or by phone or web reporting using our confidential hotline at ethicspoint.com. Reports may be made anonymously.

EagleBank is proud of the many ways we support our employees and our community, the Washington metropolitan area.

Eagle Bancorp, Inc. at a Glance – 2019

How Did We Perform?

●    Net Income for the year was $143 million, a 6.1% decline from 2018. The primary reason for the decrease was compression in the net interest margin due to a challenging interest rate market.

●    Even with the moderate decrease in earnings, the Company continues to be one of the most profitable and well capitalized community banks in the country. Return on average assets (“ROAA”) for the year was 1.6% and return on average common equity (“ROAE”)(1) was 12.2%. At year end, the total capital ratio was 16.2%.

●    Total assets grew 7.1% during the year to reach $9 billion at year end, while maintaining strong credit quality and a favorable Efficiency Ratio(2) .

●    During the year the Book Value per common share increased 11.07% to $35.82 and Tangible Book Value(3) per share increased 12.0% to $32.67.

Eagle Bancorp, Inc.	9	2020 Proxy Statement

What are Our Pay Practices and Perspective?

●    We seek to pay our named executive officers (“NEOs”) commensurate with their performance and appropriately situated relative to peers.

●    NEO compensation components are decided through performancel-based cash bonuses and equity-based compensation that align our executives’ interests with shareholder interests.

●    Executives do not receive any significant special perks or gross-ups.

●    Compensation is subject to strong corporate governance and independent board oversight.

●    Compensation plans reflect valued feedback from shareholder engagement efforts.

●    Pay policies are consistent with best practices, including maintaining a sound set of compensation principles, managing our equity awards responsibly, utilizing “double trigger” provisions in senior executive officer employment agreements, making a significant portion of equity compensation subject to the achievement of performance goals, and closely monitoring trends for executive compensation.

How Do We Address Risk?

●    We significantly enhanced our Risk Management programs during 2019.

●    We maintain share ownership, anti-hedging and pledging policies.

●    Our compensation program includes clawback/recovery provisions.

Why Should our Shareholders Approve our “Say on Pay” Advisory Vote?

●    Our 2019 results represent solid performance compared to our performance metrics, goals and peer group performance. (See peer group tables on page 50-51)

●    Pay is commensurate with Company and individual performance, and peers.

●    Pay programs continue to evolve based on shareholder feedback and industry best practices.

●    Pay practices and policies are aligned with interests of shareholders.

●    Pay is subject to extensive risk and control features.

(1)	ROAE is a non-GAAP financial measure calculated by dividing net income, which was $142.9 million for 2019, by the average common shareholders’ equity, which was $1.17 billion for 2019. The GAAP reconciliations are included in our Annual Report on Form 10-K for the year ended December 31, 2019, or our 2019 Form 10-K.

(2)	Efficiency Ratio is a non-GAAP financial measure defined as the ratio of noninterest expense, which was $139.9 million for 2019 to total revenue, which was $349.7 million for 2019. The GAAP Reconciliations are included in our 2019 Form 10-K.

(3)	Tangible Book Value per share is a non-GAAP financial measure and is calculated by subtracting intangible book value per common share from the book value per common share. The Intangible book value per common share was $3.15 and the book value per common share was $35.82. The GAAP Reconciliations are included in our 2019 Form 10-K.

Shareholder Engagement

Our Engagement Process

Our Board and management are committed to engaging with our shareholders and soliciting their views and input on important performance, governance, executive compensation, and other matters.

Year-Round Engagement and Board Reporting. Our management team conducts shareholder outreach throughout the year and informs our Board about the issues that our shareholders tell us matter most to them.

Transparency and Informed Governance Enhancements. Our Board regularly reviews our governance practices and policies, including our shareholder engagement practices, with an eye toward continual improvement. Shareholder input is shared with our Board and its committees, facilitating a dialogue that provides shareholders with insight into our governance practices and informs them of our Company’s enhancement of those practices. In addition to considering shareholder sentiments, our Board regularly reviews the voting results of our Annual Meetings, the governance practices of our peers and other companies, and current trends in governance.

Eagle Bancorp, Inc.	10	2020 Proxy Statement

The Shareholder Engagement Process

Our Board assesses and monitors:
Shareholder voting results
Investor sentiment
Trends in governance, executive compensation, and other matters
Our Board identifies and prioritizes potential topics for shareholder engagement
Prepare
1
Our Board responds, as appropriate, with continued discussion with shareholders and enhancements to policy, practices, and disclosure
Respond
4
Shareholder Engagement Process
2
Engage
Executive management and board members regularly meet with shareholders to solicit input on a range of issues, and reports shareholder views to our Board
A two-way dialogue is maintained to clarify and deepen our Board's understanding of shareholder concerns, and provide shareholders with insight into our Board's processes
3
Evaluate
Shareholder input informs our Board's ongoing process of continually improving governance and other practices
Our Board and executive management review shareholder input to identify consistent themes, and research and evaluate any identified issues and concerns

Outreach to Shareholders

We value the opinion of our shareholders and for the last five years have conducted an outreach program to our shareholders to encourage an open dialogue on compensation and governance matters relevant to our business. We listened carefully over the last few years and have made many substantial changes to our compensation and governance practices based on the Say-on-Pay votes and the subsequent shareholder engagements. Greater detail can be found later in this proxy statement, in the Compensation Discussion and Analysis section starting on page 30.

Our recent shareholder engagement has been an important source of guidance for the Company, and we intend to continue such efforts during 2020 and beyond.

Board and Shareholder Engagement

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or call our Board as provided below.

Shareholder Communications

If you wish to communicate with the Board of Directors or an individual director, you can (a) write to Eagle Bancorp, Inc., 7830 Old Georgetown Road, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary, or (b) email to jcornett@eaglebankcorp.com, (c) call (301) 986-1800 or (d) go to www.ir.eaglebankcorp.com, click “Contact Us” in the upper right hand corner. Your letter should indicate that you are a shareholder, and whether you own your shares as a registered holder or in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to the ordinary course of conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic.

Eagle Bancorp, Inc.	11	2020 Proxy Statement

WRITE	CALL	EMAIL	WEB
Corporate Secretary Eagle Bancorp, Inc. 7830 Old Georgetown Road, 3rd Floor Bethesda, Maryland 20814	(301) 986-1800	jcornett@eaglebankcorp.com	http://ir.eaglebankcorp.com click “Contact Us” in the upper right hand corner

Corporate Governance

The Company believes that strong governance practices are a critical component of the management of any successful financial institution and are integral to achieving long term shareholder value. The Board of Directors is committed to conducting business according to the highest standards and actively oversees management to develop the appropriate policies and practices for the Company’s customer interactions, day-to-day operations and participation as a responsible member of our community. The Board monitors best practices and gathers feedback from multiple sources, including our shareholders, to assure our adherence to this commitment.

Key governance principles that the Board has adopted include:

●	Long standing commitment to corporate social responsibility

●	Board oversight of Company strategy and performance

●	Risk oversight by newly-formed Risk Committee of the Board

●	Code of Business Conduct and Ethics

●	Corporate Governance Guidelines

●	6 of 8 Directors are Independent under stock exchange rules and federal securities laws

●	Separation of Chief Executive Officer (“CEO”) and Chair of the Board

●	Independent lead director

●	Diversity of Board membership

●	Active shareholder engagement process

●	Board and Committee authority to retain independent advisors

●	Executive compensation plans designed to align management with long term shareholder interests

●	Annual Board and Committee evaluation process

●	Regular executive session meetings of Independent Directors

●	Active Board participation in CEO and senior executives and key personnel succession planning

●	Policy providing for return of incentive compensation (“Clawback Policy”)

●	Executive incentive compensation plans include long term time-vested equity awards and performance-vested equity awards

Critical governance practices that the Company has enacted include:

●	Annual election of Board members

●	Majority approval required for Director elections (resignation if majority approval is not received)

●	Annual “ Say-on-Pay” advisory votes on executive compensation

●	No shareholder rights plan (“Poison Pill”)

●	Double trigger clause on executive change-of-control payments

●	Share ownership requirements for Directors and Executives

●	Policies prohibiting hedging and short sales, and limiting pledging of Company stock

Eagle Bancorp, Inc.	12	2020 Proxy Statement

The following sections of this proxy statement provide further details of our governance policies and procedures, our approach to managing risk within the Company, the design of our executive compensation plans, the goals and performance of each named executive officer and the resulting compensation awarded to each executive. Copies of the Code of Business Conduct and Ethics can be found at http://ir.eaglebankcorp.com/govdocs. We will disclose any changes to or waivers pursuant to the Code of Business Conduct and Ethics on that website.

Voting Securities and Principal Shareholders

Securities Ownership of Directors, Nominees, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, its executive officers whose compensation is disclosed in this proxy statement, and by its directors and all executive officers as a group, as of March 26, 2020. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Unvested shares of restricted stock (time-vested only) are included in ownership amounts. Except as set forth below, the Company knows of no other person or persons who may beneficially own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change in control of the Company.

Name	Position	Shares	Percentage(1)
Directors
Matthew D. Brockwell	Director of Company and Bank	575	*
Theresa G. LaPlaca	Director of Company and Bank	3,563	*
A. Leslie Ludwig	Director of Company and Bank	10,801	*
Norman R. Pozez	Executive Chairman of Company and Bank	89,919(2)	*
Kathy A. Raffa	Director of Company and Bank	18,151	*
Susan G. Riel	President, Chief Executive Officer and Director of Company and Bank	216,651(3)	*
James A. Soltesz	Director of Company and Bank	13,070	*
Benjamin M. Soto	Director of Company and Bank	10,996	*
Other Named Executive Officers
Charles D. Levingston	Executive Vice President, Chief Financial Officer of Company and Bank	13,187	*
Antonio F. Marquez	Executive Vice President of Company; SEVP, President of Commercial Banking	34,002(4)	*
Lindsey S. Rheaume	Executive Vice President of Company; EVP, Chief Lending Officer – Commercial and Industrial of Bank	19,053	*
Janice L. Williams	Executive Vice President of Company; SEVP, Chief Credit Officer of Bank	80,353	*
Ronald D. Paul	Former Chair, President and Chief Executive Officer of Company, Chair and Chief Executive Officer of Bank	1,523,011(5)	4.64%
All Directors, Nominees and Executive Officers as a Group (13 persons)		510,321(6)	1.56%

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Other 5% Shareholders
BlackRock, Inc.	4,950,137(7)	14.9%
The Vanguard Group	3,240,473(8)	9.74%
Wasatch Advisors, Inc.	3,100,121(9)	9.30%

●	- less than one percent ownership

(1)	Represents the percentage of 32,208,795 shares issued and outstanding as of March 26, 2020. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)	Includes 26,164 shares held by Mr. Pozez’s IRA. Does not include restricted shares to be awarded on April 2, 2020 as described below under the caption “Chairman Agreements”.

(3)	Includes 58,317 shares held jointly with Ms. Riel’s spouse. Approximately 12,317 shares are pledged as collateral, which represents approximately 5.9% of holdings by Mr. and Ms. Riel.

(4)	Includes 1,567 shares held jointly with Mr. Marquez’s spouse.

(5)	Mr. Paul resigned from his positions at the Company and Bank, effective March 20, 2019. The Company has no current information as to the nature or amount of Mr. Paul’s beneficial ownership of the Company’s common stock. The amount presented represents the Company’s understanding of Mr. Paul’s ownership as of March 20, 2019, the record date for the 2019 Annual Meeting of Shareholders. There can be no assurance that these disclosures accurately reflect Mr. Paul’s current beneficial ownership. At March 20, 2019, the Company believes the reported figured included (i) 119,969 shares held by a charitable foundation over which Mr. Paul shared voting and investment powers; (ii)15,000 shares held by a defined benefit plan over which Mr. Paul shared voting and investment power; (iii) 68,906 shares of common stock held by trusts in which members of Mr. Paul’s family have discretionary interests, over which he did not have voting or investment power, and as to which he disclaimed beneficial ownership; and did not include 42,164 shares of common stock contributed to Charitable Lead Annuity Trusts in which Mr. Paul had a residual interest, but as to which he did not have or share voting or dispositive power.

(6)	An aggregate of 12,317 shares are pledged by members of this group as collateral, which represents 1.88% of their aggregate holdings. This excludes Mr. Paul.

(7)	Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G/A filed on February 4, 2020. Blackrock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(8)	Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G/A filed on February 12, 2020. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(9)	Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G filed on February 10, 2020. Wasatch Advisors Inc.’s address is 505 Wakara Way, 3rd Floor, Salt Lake City, Utah 84108.

Proposal 1: Election of Directors

The Board of Directors has nominated eight persons for election as directors at the 2020 Annual Meeting, for a one-year period until the 2021 Annual Meeting of Shareholders and until their successors have been elected and qualified.

We are presenting for election by the shareholders the following eight nominees to our Board of Directors. We are proud of our Board members and the diversity found in the group. Additional information about each Director’s experience, skills and qualifications can be found beginning on Page 17.

Name	Age	Director Since	Independent	Principal Occupation	Committee Membership
Mathew D. Brockwell	58	2019	Yes	Retired Audit Partner - PricewaterhouseCoopers, LLP	Governance & Nominating (Chair) Audit Risk
Theresa G. LaPlaca	60	2019	Yes	Retired Executive Vice President – Wells Fargo & Company	Risk (Chair) Audit Lead Director
A. Leslie Ludwig	58	2019	Yes	Principal – L&L Advisors	Compensation (Chair) Risk
Norman R. Pozez	65	2008	No	Chairman and CEO – Uniwest Companies, Inc.	Risk
Kathy A. Raffa	61	2018	Yes	Office Managing Partner – Marcum, LLP	Audit (Chair) Governance & Nominating

Eagle Bancorp, Inc.	14	2020 Proxy Statement

Susan G. Riel	70	2017	No	President & CEO – Eagle Bancorp, Inc. and EagleBank
James A. Soltesz	65	2019	Yes	CEO – Soltesz, Inc.	Compensation Governance & Nominating
Benjamin M. Soto	51	2019	Yes	Principal of Premium Title and Escrow, LLC	Compensation

Unless you vote AGAINST, or ABSTAIN with respect to, one or more nominees for election as director, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each of the nominees for election as a director currently serves as a member of the Board of Directors and as a member of the Board of Directors of the Bank. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies.

The rules of The Nasdaq Stock Market (“Nasdaq”) require that a majority of the members of the Board be “independent directors.” The Board of Directors has determined that each director and nominee for election as director, other than Mr. Pozez and Ms. Riel, is an “independent director” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules. The Board has also considered whether the members of the Audit and Compensation Committees are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq rules, and has determined that they are. Additionally, each of the persons who served on the Board of Directors during 2019 (including any person who was not a member of the Board of Directors as of December 31, 2019), was independent within the meaning of Rule 5605(a)(2), other than Mr. Paul and Ms. Riel. In making these determinations, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, the arrangements which are disclosed under “Certain Relationships and Related Party Transactions” in this proxy statement, and the compensation arrangements described under “Director Compensation.”

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Set forth below is information concerning the nominees for election as directors. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank as it is the Company’s policy to have the same members on each of the boards of the Company and the Bank.

Nominees for the Board of Directors

Matthew D. Brockwell

(RETIRED) AUDIT PARTNER AT PRICEWATERHOUSECOOPERS LLP (PWC)

Matthew Brockwell is a former Audit Partner at PricewaterhouseCoopers LLP (PwC). Prior to his retirement in 2019, he was a Financial Services Audit Partner and previously held positions in PwC’s Washington, D.C. Region Financial Services practice. He has over 35 years of experience working with financial services firms in the US and abroad. His practice included both SEC registered and privately held companies, as well as both foreign and US government agencies.

Mr. Brockwell obtained a B.A. from the University of Oklahoma, an MBA from the Columbia Graduate School of Business and attended both the Wharton School-Boards That Lead and the Stonier Graduate School of Banking.

Theresa G. LaPlaca

(RETIRED) EXECUTIVE VICE PRESIDENT AT WELLS FARGO

Eagle Bancorp, Inc.	15	2020 Proxy Statement

Theresa G. LaPlaca is a former Executive Vice President at Wells Fargo & Company. Prior to her retirement in 2019, she was the Executive Vice President and Head of the Conduct Risk Management Group and a member of the Management Committee at Wells Fargo. Prior to that she was the Chief Financial Officer of Wells Fargo’s Wealth and Investment Management businesses. Ms. LaPlaca previously served as the Chief Financial Officer for CitiStreets Retirement Services Division. She is a past member of the Queens University of Arts Advisory Board and previously served as a Board Director and Treasurer of the Nevins Foundation and the St. Anthony Foundation of Charlotte.

Ms. LaPlaca obtained a Bachelors in Education from Shenandoah University.

A. Leslie Ludwig

CO-FOUNDER OF L&L ADVISORS

A. Leslie Ludwig is the co-founder of L&L Advisors, a commercial real estate consulting firm, and a retired Partner and Chairperson of the Management Committee at JBG Smith (formerly the JBG Companies), where she oversaw the Finance, Accounting, Human Resources, Investor Reporting, Insurance and Marketing functions. Prior to joining The JBG Companies, she was Senior Vice President at Wachovia Bank, serving as a Commercial Real Estate Relationship Manager. Ms. Ludwig is a member of CREW (Commercial Real Estate Women), and formerly on the Investment Advisory Committee for the National Multifamily Housing Corporation, the Virginia Tech Real Estate Industry Advisory Board and the Advisory Board of CREW, and has served as Bank Director since 2017.

Ms. Ludwig obtained a B.A. from Frostburg State University.

Norman R. Pozez

EXECUTIVE CHAIRMAN OF EAGLE BANCORP, INC.; EXECUTIVE CHAIRMAN OF EAGLEBANK; CHAIRMAN & CHIEF EXECUTIVE OFFICER OF UNIWEST COMPANIES

Norman Pozez is Chairman and Chief Executive Officer of The Uniwest Companies which include, Uniwest Construction, Inc., Uniwest Commercial Realty, Inc., and Uniwest Hospitality, Inc. Prior to these appointments, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia, and served as Regional Director of Real Estate and Construction for Payless ShoeSource. Mr. Pozez is a licensed Real Estate Broker in Washington, D.C., Maryland and Virginia.

Mr. Pozez obtained an A.B. Degree, magna cum laude, from Washington University in St. Louis and a JD from the Washburn University School of Law.

Kathy A. Raffa

OFFICE MANAGING PARTNER OF MARCUM, LLP'S WASHINGTON, D.C., REGION

Kathy Raffa was the President of Raffa, PC, a top 100 accounting firm based in Washington, D.C., until its merger in 2018 with Marcum, LLP, one of the largest independent public accounting and advisory services firms in the nation. She currently serves as the Office Managing Partner for Marcum’s Washington, D.C. region offices. She is also an audit partner and oversees a wide range of services for nonprofit clients. Prior to Raffa, PC, she spent the first 10 years of her career at Coopers & Lybrand (now PricewaterhouseCoopers). She has a CPA certificate from the District of Columbia and Maryland and is a member of the Board of Trustees of Trinity Washington University.

Ms. Raffa obtained a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania.

Susan G. Riel

PRESIDENT & CHIEF EXECUTIVE OFFICER OF EAGLE BANCORP, INC.
PRESIDENT & CHIEF EXECUTIVE OFFICER OF EAGLEBANK

Eagle Bancorp, Inc.	16	2020 Proxy Statement

Ms. Riel is President and Chief Executive Officer of the Company and Bank. She is responsible for leading the Bank’s overall growth strategies and enhancing shareholder value. Prior to being named CEO in 2019, Ms. Riel was Senior Executive Vice President and Chief Operating Officer of the Bank, and Executive Vice President of the Company. Ms. Riel has been with the Company since 1998, and has been a member of the Company Board of Directors since 2017 and the Bank Board since 2018.

James A. Soltesz

CHIEF EXECUTIVE OFFICER OF SOLTESZ, INC.

James Soltesz has served as Chief Executive Officer of Soltesz, Inc., an engineering and consulting firm, since 2006. He served on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and the Catholic Charities Foundation. Mr. Soltesz also chairs the Montgomery County Executive Business Advisory Board, and has served as a director of the Bank since 2007.

Mr. Soltesz holds an M.B.A. from the University of Cincinnati, an M.S. in Civil Engineering from Georgia Institute of Technology and a B.S. in Civil Engineering from Purdue University.

Benjamin M. Soto

PRINCIPAL OF PREMIUM TITLE & ESCROW, LLC

Benjamin Soto is a real estate transactions attorney and principal of Premium Title and Escrow, LLC, a Washington, D.C.-based full service title company providing commercial and residential real estate closings in DC, MD and VA. He is also the owner of Paramount Development, LLC, which is focused on the acquisition and ground up development of commercial buildings and hotels in Washington, D.C. He is a former board member of the National Bar Association, and the DC Sports and Entertainment Commission, and a former Vice-Chair of the DC Board of Real Property Assessment and Appeals.

Mr. Soto is a Board Director of the DC Chamber of Commerce, the DC Land Title Association, the DC Public Education Fund, National Foundation for Affordable Housing Solutions and the Georgetown Day School. Mr. Soto has served as a Director of the Bank since 2006. Mr. Soto earned a B.S. in Finance & Administration from the American University and a JD from the Washington College of Law.

Vote Required and Board Recommendation

As this is an uncontested election of directors, our Articles of Incorporation and Bylaws provide that directors are elected by a plurality of the votes cast in the election; provided, however, that any nominee who does not receive more votes cast than are withheld or cast against such nominee, must, immediately after the certification of the shareholder vote, submit his or her resignation, subject to acceptance or declination by the Board of Directors, to be effective upon the first to occur of (i) acceptance by the Board of Directors or (ii) 120 days after the date of the certification. The Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for election as directors.

Director Skills and Qualifications

Experience	Matthew D. Brockwell	Theresa G. LaPlaca	A. Leslie Ludwig	Norman R. Pozez	Kathy A. Raffa	Susan G. Riel	James A. Soltesz	Benjamin M. Soto
Other Public Company		✓				✓

Eagle Bancorp, Inc.	17	2020 Proxy Statement

Leadership	✓	✓	✓	✓	✓	✓	✓	✓
Accounting / Finance	✓	✓	✓		✓			✓
Designated Audit Committee Financial Expert	✓				✓
Mergers & Acquisitions	✓	✓		✓		✓		✓
Commercial Real Estate			✓	✓			✓	✓
Compensation			✓	✓		✓		✓
Risk Management	✓	✓	✓		✓	✓

Board Leadership Structure

2019 Leadership Changes and Restructuring

During 2019, the Company made significant changes in its Board structure and Board leadership. Prior to his resignation on March 20, 2019, Ronald D. Paul had served as both Chair of the Board and CEO of the Company. Upon Mr. Paul’s resignation, the Board decided to separate the two roles and on March 21, 2019 elected Norman R. Pozez as an independent Chair of the Board. Mr. Pozez had served as a Director of the Company since 2008 and as Vice Chair of the Board since 2018. He also served as the Chair of the Governance & Nominating Committee of the Board. Coincident with the establishment of an independent Chair, the Board eliminated the role of Lead Director and Vice Chair.

On March 21, 2019, the Board appointed Susan G. Riel as Interim President and CEO of the Company. Ms. Riel, who is a Director, had previously held the position of Executive Vice President of the Company. On May 6, 2019, the Board named Ms. Riel as the permanent President and CEO. The selection of Mr. Pozez and Ms. Riel had been contemplated by the Company’s Succession Plan.

Coincident with the establishment of an independent Chair, the Board eliminated the role of Lead Director and Vice Chair. The Board Chair has significant core responsibilities including:

●	Chairs Board meetings

●	Chairs the Annual Shareholders Meeting

●	Guides discussions at Board meetings and encourages director participation and input

●	Engages with directors between Board meetings to further identify items for consideration

●	Sets Board meeting schedules and agendas in consultation with the CEO and Corporate Secretary

●	Interacts regularly with the CEO, CFO and other members of the senior staff regarding matters relevant to the Board’s oversight responsibilities

●	Meets frequently with clients and shareholders and communicates necessary feedback to the Board and management.

During 2019 the Company also re-organized the structure and membership of both the Company and Bank Boards. The size of the Bank board was reduced and the membership of both boards was aligned, with all directors serving as members of both the Company and Bank Boards. During the year, the Company elected

Eagle Bancorp, Inc.	18	2020 Proxy Statement

two new directors with extensive experience in the financial services field and specific expertise in accounting, risk management, internal controls and governance. With the new Directors who were elected this year, the composition of the Board now includes four female directors and one minority director.

The Company believes that the Board Committees are a critical component to the Board’s performance of its oversight and guidance functions. During 2019, the Company conducted a review of its Committee structures and placement within the organization. All of the Board Committee charters were reviewed and standardized and Committee membership was evaluated. Within the last two years, new Chairs have been named for the Audit Committee and the Compensation Committee. In October 2019, the Board formed a Risk Committee. Given the importance of the Committees in our governance process, the Chairs of each Committee are considered a part of our Board leadership.

2020 Leadership Changes

In March 2020, the Board of Directors determined that Mr. Pozez’ role should include additional management responsibilities and appointed him Executive Chairman. He will continue to collaborate with Ms. Riel, our President and CEO, in leading the Company and the Bank. In order to ensure continued independent oversight at the highest levels, the Board of Directors appointed Theresa G. LaPlaca as Lead Independent Director. As Lead Independent Director, her responsibilities will include:

●	Serve as an independent sounding board on the development and presentation of significant issues, plans and strategies for Board consideration with the Chair

●	Preside at all meetings of the Board at which the Chairman is not present

●	Call and preside at all meetings and executive sessions of independent directors

●	Develop and approve meeting agendas and approve materials for meetings of independent directors

●	Serve as a conduit of views, concerns and issues between the Chairman and the independent directors

●	Approve Board meeting agendas, Board pre-read materials and other information sent to the Board, and proposed meeting calendars and schedules

●	Organize and lead the Board’s annual self-assessment, in consultation with the Governance and Nominating Committee

●	Be available for consultation and direct communication upon the reasonable request of major shareholders

●	Perform such other duties as the Board may from time to time delegate or assign to assist the Board in the fulfillment of its responsibilities

In addition, as Mr. Pozez stepped down from his position on the Board Committees in connection with his appointment as Executive Chair, the Board revised its Board Committee memberships and appointed new Chairs of the Committees as follows:

Name	Committee Chair
Mathew D. Brockwell	Governance & Nominating
Theresa G. LaPlaca	Risk
A. Leslie Ludwig	Compensation
Kathy A. Raffa	Audit

The Company will continue to evaluate its structure and practices to maintain the highest standards of corporate governance.

Eagle Bancorp, Inc.	19	2020 Proxy Statement

Board and Committee Oversight of Risk

One of the many duties of the Board is to oversee the Company’s risk management policies and practices to ensure that the appropriate risk management systems are employed throughout the Company. The Company faces a broad array of risks, including but not limited to credit, liquidity, interest rate/market, operational, strategic, compliance/legal/regulatory and reputational risks. The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities. These Directors, working through several chartered committees of the Board, including the Risk Committee established on October 23, 2019, with the assistance of chartered management committees, review and approve the policies of the Company and Bank. The Boards of Directors regularly review the minutes and other reports from the Board and Management Committees of the Company and Bank. The Board exercises its role of risk oversight in a variety of ways, including the following:

Board of Directors

●    Monitors overall corporate performance, including financial results, the integrity of financial and other controls, and the effectiveness of the Company’s legal, credit, compliance and enterprise risk management programs, risk governance practices, and risk mitigation efforts.

●    Oversees management’s implementation and utilization of appropriate risk management systems at all levels of the Company.

●    Reviews risks in the context of the Company’s annual strategic planning and the annual budget review.

●    Receives reports from management on and routinely considers critical risk topics, including: operational, financial, regulatory, strategic, security, personnel, legal, reputational, and technology/cybersecurity, as well as any emerging risks that might affect the Company.

Audit Committee

●    Assists the Board in fulfilling its oversight of financial risk exposures and implementation and effectiveness of the Company’s compliance with legal and regulatory requirements, policies and programs.

●    Oversees qualifications, performance and independence of our Company's independent registered public accounting firm.

●    Oversees performance of the Company's Internal Audit function and the Chief Audit Executive, and reviews reports from the Chief Audit Executive.

●    Reviews Quarterly Financial Statements and approves Annual Reporting to the SEC on Form 10K and Quarterly Reporting to the SEC on Form 10Q

●    Oversees overall compliance with the Code of Business Conduct and Ethics, and reviews and approves related party transactions.

●    Reports its discussions to the Board for consideration and action when appropriate.

Compensation Committee

●    Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s compensation programs and practices.

●    Reviews the design and goals of the Company’s compensation programs and practices in the context of possible risks to the Company’s financial and reputational well-being.

●    Determines compensation (cash and non-cash) of non-employee directors.

●    Reviews the Company’s strategies and supporting processes of management succession planning, leadership development, and executive retention.

●    Reviews, discusses and recommends for inclusion in the Company’s proxy statement, the Compensation Disclosure and Analysis and the Compensation Committee Report appearing in the proxy statement.

●    Approves Senior Executive Incentive Plan (“SEIP”), Long Term Incentive Plan (“LTIP”), and Executive Officer compensation and benefits.

●    Reports its discussions to the Board for consideration and action when appropriate.

Eagle Bancorp, Inc.	20	2020 Proxy Statement

Governance and Nominating Committee

●    Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance structures and processes.

●    Conducts periodic evaluations of the Company’s governance practices and Board performance.

●    Reviews shareholder proposals submitted to the Company.

●    Identifies qualified Board members and evaluates performance of the Directors.

●    Reports its discussions to the Board for consideration and action when appropriate.

Risk Committee

●    Assists the Board by providing oversight of the Company’s risk governance framework and risk functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor, and manage major risks of the Company.

●    Promotes a robust and effective risk culture, facilitates Board-level oversight of risk-related issues, and serves as a resource to management by overseeing major risks across the Company and enhancing management’s and Board’s understanding of the Company’s overall risk appetite and risk management activities and effectiveness.

●    Monitors emerging risks that might affect the Company and propose action plan to the Board as deemed necessary.

●    Makes recommendations to the Board, including those with regard to the overall risk profile and capital of the Company.

●    Reports its discussions to the Board for consideration and action when appropriate.

The Board of Directors has adopted written charters of the Audit, Governance and Nominating, and Compensation Committees. Copies of the Committees’ charters can be found at http://ir.eaglebankcorp.com/govdocs.

2019 Meetings, Committees, and Procedures of the Board of Directors

Our Board of Directors met thirteen (13) times during 2019. All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and all committees on which such member served during 2019 or any portion thereof.

The Board of Directors has a standing Audit Committee, Compensation Committee, Governance & Nominating Committee and Risk Committee. The following table sets forth the membership of these committees throughout 2019 and meeting information for each of these committees during the fiscal year ended December 31, 2019. Following the chart is a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee	Risk Committee
Leslie M. Alperstein, Ph.D.(1)	Y	Y
Mathew D. Brockwell(2)	VC			X
Dudley C. Dworken(3)		Y
Harvey M. Goodman(1)		Y
A. Lynn Hackney(4)
Theresa G. LaPlaca(5)	X			C
A. Leslie Ludwig(6)		C		VC
Ronald D. Paul(7)
Norman R. Pozez(8)	X	X	C	X
Kathy A. Raffa(9)	C	Y	Y
Susan G. Riel

Eagle Bancorp, Inc.	21	2020 Proxy Statement

Donald R. Rogers(3)
James A. Soltesz(10)			X
Benjamin M. Soto (11)		X
Leland M. Weinstein(12)	Y	VC	VC
Number of Meetings in 2019	14	9	5	1(13)

C denotes Chair of Committee.

VC denotes Vice Chair of Committee.

X denotes member of the Committee at December 31, 2019.

Y denotes member of the Committee during 2019.

(1)	Mr. Alperstein and Mr. Goodman resigned from the Board of Directors of the Company as of September 25, 2019.

(2)	Mr. Brockwell joined the Board of Directors of the Company on November 1, 2019.

(3)	Mr. Dworken and Mr. Rogers resigned from the Board of Directors of the Company as of July 1, 2019.

(4)	Ms. Hackney joined the Board of Directors of the Company as of July 1, 2019, and resigned from the Board of Directors of the Company and Bank as of September 25, 2019.

(5)	Ms. LaPlaca joined the Board of Directors of the Company as of July 1, 2019.

(6)	Ms. Ludwig joined the Board of Directors of the Company as of July 1, 2019 and became Chair of the Compensation Committee on July 1, 2019. Ms. Ludwig served as a non-voting member of the Audit Committee from February 26, 2019 through July 1, 2019.

(7)	Mr. Paul resigned from his positions at the Company and Bank, as of March 20, 2019.

(8)	Mr. Pozez also served as Vice Chair of the Company until March 21, 2019, at which date he became Chair of the Board of Directors of the Company.

(9)	Ms. Raffa served as a member of the Compensation Committee until May 16, 2019.

(10)	Mr. Soltesz joined the Board of Directors of the Company as of May 16, 2019 and became a voting member of the Governance and Nominating Committee on May 16, 2019.

(11)	Mr. Soto, joined the Board of Directors of the Company as of July 1, 2019. Mr. Soto became a member of the Compensation Committee on October 23, 2019.

(12)	Mr. Weinstein served as Lead Director of the Company until May 16, 2019 and as a member of the Audit Committee until October 23, 2019. Mr. Weinstein resigned from the Board of Directors of the Company and Bank as of March 9, 2020.

(13)	The Risk Committee was created on October 23, 2019.

Audit Committee

The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm (occasionally referred to as the “independent accountants”), the approval of all audit, review and attestation services provided by the independent accountants, the integrity of the Company’s reporting practices and evaluation of the Company’s internal controls and internal control function and accounting procedures, including review and approval of quarterly and annual filings with the Securities and Exchange Commission on Forms 10-Q and 10-K and internal audit departments plans and reports. It also reviews audit reports with the Company’s independent accountants. Each member of the Audit Committee is independent, as determined under the definition of independence adopted by Nasdaq for audit committee members in Rule 5605(c)(2)(A). The Board of Directors has determined that Ms. Raffa and Mr. Brockwell are “audit committee financial experts” as defined under regulations of the Securities and Exchange Commission.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants. Non-audit services are only provided by the independent auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by one or more members of the committee to whom authority to grant such approval has been delegated by the committee prior to the commencement of the non-audit services. The Audit Committee is also responsible for the appropriate review and approval, to the extent required by law of related party transactions and oversees the Business Conduct, Ethics and Conflicts of Interest Program.

Compensation Committee

The Compensation Committee makes determinations with respect to salary levels, bonus compensation and equity compensation awards for executive officers, among others. The Compensation Committee has the

Eagle Bancorp, Inc.	22	2020 Proxy Statement

sole responsibility for determining executive compensation, including that of the named executive officers, and for establishing compensation philosophy. Each member of the Compensation Committee is independent, as determined under the definition of independence adopted by Nasdaq for compensation committee members in Rule 5605(d)(2)(A). The Compensation Committee is also responsible for succession planning for the Company and the Bank.

For further information on the role of the Compensation Committee, see page 48.

During 2019, the Compensation Committee retained and worked with Compensation Advisors, an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions.

Governance & Nominating Committee

The Governance & Nominating Committee consists of three members of the Board of Directors who are independent directors within the meaning of Nasdaq Rule 5605(a)(2). The Governance & Nominating Committee is responsible for the evaluation of nominees for election as director, the recommendation to the Board of Directors of director candidates for nomination for election by the shareholders and the evaluation of sitting directors.

The Board has not developed a formal policy for the identification or evaluation of nominees. In general, when the Board determines that expansion or reduction of the Board or replacement of a director is necessary or appropriate, the Governance & Nominating Committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, market knowledge, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance & Nominating Committee will review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, membership or influence in a particular geographic or business target market, expertise in technology, cybersecurity and risk management or other relevant business experience. The Board of Directors and the Governance & Nominating Committee have not established a specific diversity component in their consideration of candidates for director, but strongly recognizes the benefits of having directors with diverse backgrounds and perspectives. In the last year, one minority director and two female directors have been added to the Company Board. To date, the Company has not paid any fee to any third party to identify, evaluate, or assist it in identifying or evaluating, potential director candidates.

The Governance & Nominating Committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, and on the same basis as candidates proposed by the Governance & Nominating Committee, the Board or other sources. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Corporate Secretary not later than ninety (90) days prior to the month and day one year subsequent to the date that the proxy materials regarding the last election of directors to the Board were mailed to the shareholders and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the full name, age, date of birth and contact information (including the business and residence addresses and telephone numbers) for the candidate; (c) a statement of the candidate’s business and educational experience, including a list of positions held for at least the preceding five years; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board will consider when evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected; and (h) a signed representation by each such nominee that the nominee will timely provide any other information reasonably requested by the Company for the purpose of preparing its disclosures in regard to the solicitation of proxies for the election of directors. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board. No undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

Eagle Bancorp, Inc.	23	2020 Proxy Statement

In addition, the Governance & Nominating Committees regularly discusses the contributions of the persons then serving as directors, to ensure alignment with the strategic and tactical directions of the Company. Formal evaluations of the directors are conducted biannually.

Risk Committee

The Company formed the Risk Committee on October 23, 2019 to assist the Company Board by providing oversight of the Company’s risk governance framework and risk functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor and manage major risks of the Company including, but not limited to liquidity, interest rate/ market, credit, operational, compliance/legal/regulatory, reputational, and strategic risks.

The Board takes risk management and its oversight responsibilities very seriously. The Company accepts a certain degree of risk with each business decision it makes. The Board recognizes that risk management does not eliminate risk, but seeks to achieve an appropriate balance of risk and return. Recognizing the risk inherent in the Company’s business and managing those risks within the Company’s risk appetite and capital position is critical for optimizing shareholder value and ensuring a safe and sound operation of the Company.

The Company instills a culture of risk management throughout the organization by integrating top-down direction and governance with bottom-up business line commitment and accountability. Executive officers and other key management executives meet regularly (at least quarterly) to review and discuss risk management. Management committees, comprised of senior management seek to identify and address issues to ensure that risks and remediation of such risks are carefully considered.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability, or other unfavorable features, and for transactions described under “Director Compensation” and “Certain Relationships and Related Party Transactions,” no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Director Attendance at the Annual Meeting

The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend because of personal or family illness or pressing matters. All of the nine directors in office at the time attended the 2019 annual meeting of shareholders.

Audit Committee Report

The Audit Committee has:

1.     reviewed and discussed with management the audited consolidated financial statements and the auditors’ report on internal controls included in the Company’s Annual Report on Form 10-K;

2.     discussed with Dixon Hughes Goodman LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

3.     received the written disclosures and letter from Dixon Hughes Goodman LLP as required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Dixon Hughes Goodman LLP, its independence.

Eagle Bancorp, Inc.	24	2020 Proxy Statement

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Dixon Hughes Goodman LLP is compatible with the auditor’s independence.

Members of the Audit Committee Kathy A. Raffa, Chair Matthew D. Brockwell Theresa G. LaPlaca

Director Compensation

The following table sets forth information regarding the annualized fee rate schedule approved for the non-employee directors of the Company, other than Mr. Pozez after he became Chair of the Board, in effect January 1 to June 30, 2019 and then modified effective July 1, 2019 in conjunction with the reorganization of the Boards of Directors of the Company and Bank for service as members of the Company and Bank Boards of Directors. Members of the Boards of Directors who are employees of the Company or Bank do not receive additional cash compensation for service on the Board of Directors. Mr. Pozez, the Company and the Bank have entered into a Chairman Compensation Agreement, dated as of May 31, 2019 and amended and restated as of December 31, 2019, governing his compensation for his service as Chair of the Board of Directors of the Company and the Bank. The terms of this agreement are described below under the caption “Chairman Agreements” at page 27. His compensation arrangements were not revised in connection with his appointment as Executive Chairman in March 2020.

2019 Component	Annualized Amount ($) January 1 to June 30	Annualized Amount ($) July 1 to December 31
Annual Cash Retainer – Company	$10,000	$10,000
Annual Cash Retainer – Bank	$ 5,000	$5,000
Annual Committee Chair Retainers:
● Audit	$30,000	$50,000
● Compensation	$20,000	$50,000
● Governance & Nominating	$25,000	N/A
● Risk Committee	N/A	$50,000
Annual Lead Director Retainer	$50,000	$85,000
Per Meeting Fees
Committee Chair	$3,000	$3,000
Board or Committee – Company & Bank	$1,500	$1,500

Non-employee directors also receive an annual award of restricted stock. All of these awards vest in three annual installments commencing on the first anniversary of the date of grant.

Eagle Bancorp, Inc.	25	2020 Proxy Statement

The following table sets forth the actual amounts of compensation paid to each non-employee director for service as a member of the Board of Directors of the Company in 2019.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation(3)	Total
Leslie M. Alperstein, Ph.D.(4)	$49,000	$261,960	$--	$4,514	$315,474
Mathew D. Brockwell(5)	$6,500	$--	$--	$--	$6,500
Dudley C. Dworken(6)	$27,500	$261,960	$--	$2,243	$291,703
Harvey M. Goodman(4)	$44,500	$261,960	$--	$2,106	$308,566
A. Lynn Hackney(7)	$37,000	$62,674	$--	$--	$99,674
Theresa G. LaPlaca(8)	$47,806	$--	$--	$1,034	$48,840
A. Leslie Ludwig(9)	$93,250	$62,674	$--	$--	$155,924
Norman R. Pozez	$830,414	$549,961	$--	$2,858	$1,383,233
Kathy A. Raffa	$112,000	$299,989	$--	$3,103	$415,092
Donald R. Rogers(6)	$21,500	$261,960	$--	$2,806	$286,266
James A. Soltesz(10)	$152,500	$149,995	$--	$2,858	$305,353
Benjamin M. Soto (11)	$50,500	$62,674	$--	$1,433	$114,607
Leland M. Weinstein (12)	$203,500	$299,989	$--	$2,023	$505,512

(1)	Represents the grant date fair value of shares of restricted stock awarded during 2019. Dr. Alperstein – 4,698 shares; Mr. Dworken – 4,698 shares; Mr. Goodman – 4,698 shares; Ms. Hackney – 1,124 shares; Ms. Ludwig – 1,124 shares; Mr. Pozez – 9,863 shares; Ms. Raffa – 5,380 shares; Mr. Rogers – 4,698 shares; Mr. Soltesz - 2,690 shares; Mr. Soto – 1,124 shares and Mr. Weinstein – 5,380 shares. At December 31, 2019, the non-employee directors had unvested shares of restricted stock as follows: Mr. Brockwell – 0 shares; Dr. Alperstein – 0 shares; Mr. Dworken – 0 shares; Mr. Goodman – 0 shares; Ms. Hackney – 0 shares; Ms. LaPlaca – 0 shares; Ms. Ludwig – 1,124 shares; Mr. Pozez – 9,863 shares; Ms. Raffa – 5,380 shares; Mr. Rogers – 0 shares; Mr. Soltesz -2,690 shares; and Mr. Weinstein –5,380 shares. Grant date fair value is calculated based on the closing price of the Company’s shares on the date of grant.

(2)	At December 31, 2019, there were no outstanding option awards, vested or unvested, held by non-employee directors.

(3)	Premiums on long term care insurance provided to non-employee directors.

(4)	Mr. Alperstein and Mr. Goodman resigned from the Board of Directors of the Company and Bank as of September 25, 2019.

(5)	Mr. Brockwell joined the Boards of Directors of the Company on November 1, 2019.

(6)	Mr. Dworken and Mr. Rogers resigned from the Board of Directors of the Company as of July 1, 2019.

(7)	Ms. Hackney, a member of the Board of Directors of the Bank since 2016, joined the Board of Directors of the Company as of July 1, 2019, and resigned from the Boards of Directors of the Company and Bank as of September 25, 2019.

(8)	Ms. LaPlaca joined the Boards of Directors of the Company and Bank as of July 1, 2019.

(9)	Ms. Ludwig, a member of the Bank Board of Directors since 2017, joined the Board of Directors of the Company as of July 1, 2019.

(10)	Mr. Soltesz, a member of the Bank Board of Directors since 2007, joined the Board of Directors of the Company as of May 16, 2019.

(11)	Mr. Soto, a member of the Bank Board of Directors since 2006, joined the Board of Directors of the Company as of July 1, 2019.

(12)	Mr. Weinstein resigned from the Board of Directors of the Company and Bank as of March 9, 2020.

Director Fees

In connection with the resignation of Messrs. Alperstein, Dworken, Goodman and Rogers and Ms. Hackney, the Company and the Bank entered into agreements with each of the resigning directors, pursuant to which all unvested awards of restricted stock units, restricted stock and options to purchase stock previously granted to them as partial compensation for board service, vested in full. As a result, the resigning directors received vesting of shares of restricted stock as follows: Mr. Alperstein – 8,509 shares; Mr. Dworken – 8,509 shares; Mr. Goodman – 8,509 shares; Ms. Hackney – 2,037 shares; and Mr. Rogers: -8,148 shares. In connection with the resignation of Mr. Weinstein, the Company and the Bank entered into an agreement pursuant to which he was permitted to retain fees previously paid to him for future service but forfeited unvested restricted stock awards. Under all of the agreements, each of the resigning directors agree to comply with certain nonsolicitation, noninterference and nondisparagement provisions for a period of two years from the date of their resignation.

In February 2020, non-employee directors of the Company were awarded shares of restricted stock as follows: Mr. Brockwell – 560 shares; Ms. LaPlaca - 3,363 shares; Ms. Ludwig – 6,726 shares; Ms. Raffa, 6,727 share;

Eagle Bancorp, Inc.	26	2020 Proxy Statement

Mr. Pozez – 43,441 shares; Mr. Soltesz - 6,726 shares; Mr. Soto – 3,363 shares, and Mr. Weinstein – 6,726 shares All of these awards vest in three annual installments commencing on the first anniversary of the date of grant. For 2020, each non-employee director of the Company is entitled to receive annual retainers of $15,000 in cash in the aggregate, for service as a member of both the Company and Bank Board of Directors, plus a cash fee of $1,500 for each meeting attended of the Board of Directors of the Company. The Chairs of Bank level committees will be entitled to a $3,000 per meeting fee with members receiving $1,500 per meeting fee in 2020. The Chair of the Audit Committee is entitled to a retainer of $50,000. The Chair of the Compensation Committee is entitled to a retainer of $50,000. The Chair of the Governance & Nominating Committee is entitled to a retainer of $50,000. The Chair of the Risk Committee is entitled to a retainer of $50,000. The Chair of the Director’s Loan Committee is entitled to a retainer of $35,000 and the Vice Chair is entitled to a retainer of $25,000.

Following the sudden resignation of Mr. Paul, former Chairman and CEO of the Company, Mr. Pozez, former Vice Chair of the Company’s Board was appointed Chairman of the Company and Bank on March 21, 2019. Mr. Pozez quickly became intensely involved in the responses of the Company and Bank to Mr. Paul’s resignation, ensuring a smooth transition by having meetings with significant customers, attending meetings with investors and investor conferences, interacting with regulatory agencies, and attending Board and management committee meetings. Mr. Pozez initiated a significant restructuring of the Board and its governance activities in preparation for heightened expectations of Board oversight. Significant areas impacted by Mr. Pozez’s leadership include:

●	Board structure and leadership, including reduced Company and Bank Board membership, augmented with additional talent in governance, risk and controls

●	Shifting of oversight from Bank Board Committees to Management Committees

●	Realignment of Board Committee leadership and membership based on skillsets

●	Risk Committee and risk-based reporting to the Board

●	Board training

●	New Corporate Governance Guidelines

Chairman Agreements

The Company, the Bank and Mr. Pozez are parties to a Chairman Compensation Agreement, dated as of May 31, 2019 and amended and restated as of December 31, 2019, governing his compensation for service as Chairman of the Board of Directors of the Company and the Bank. Under his original agreement in respect of 2019, Mr. Pozez was entitled to receive an annual retainer of $900,000 (subject to automatic future increases) and was paid a prorated amount of $705,000 for 2019. Under his original agreement, Mr. Pozez was also intended to receive, an award of restricted stock with a value of $705,206 which would vest in three substantially equal installments commencing on the first anniversary of the date of grant with acceleration upon his ceasing to be a member of the Board of both the Company and the Bank. Due to an oversight, the award was not granted. However, upon realizing the error, the Compensation Committee took action on March 27th to grant him the award with a grant date of April 2, 2020 with the number of shares to be determined by dividing the award value by the closing price of Company common stock on The Nasdaq Capital Market on the grant date, and rounding down to the next lower whole number of shares. Under his amended and restated agreement. Mr. Pozez is currently entitled to an annual retainer of $1,035,000 (subject to automatic increases by an amount not less than 5% of the preceding year’s retainer, as determined by the Compensation Committee). Mr. Pozez is also entitled to receive an award of shares of restricted stock having a value of $1,937,500 as of the award date, which award was made on February 10, 2020. His award vests in three substantially equal installments commencing on the first anniversary of the date of grant. Mr. Pozez is entitled to receive future equity awards as the Compensation Committee may determine in its sole discretion. The agreement provides that the Compensation Committee does not intend to make any additional equity awards to Mr. Pozez prior to 2023. Mr. Pozez is also eligible to participate in any life, disability, health or other insurance benefits as the Company or Bank may make available to nonemployee directors, on the same terms and conditions as other nonemployee directors. The agreement will terminate if Mr. Pozez is not reelected or appointed to the Board of Directors, if he is removed as a director or as Chairman, or if he is not reappointed as Chairman. If the agreement is terminated following a change in control then Mr. Pozez would, subject to execution, delivery and irrevocability of an appropriate release, be entitled to receive a lump sum cash payment equal to 1.99 times the sum of his then current annual compensation and the value of the equity award made in the year in which termination occurs, subject to any limitation necessary to avoid the imposition of certain excise taxes. The agreement

Eagle Bancorp, Inc.	27	2020 Proxy Statement

contains noncompetition, nonsolicitation, noninterference and nondisparagement provisions which are applicable during the term of the agreement and for a period of two years from the date of termination of the agreement.

The Company, the Bank and Mr. Pozez are also parties to an Amended and Restated Non-Compete Agreement, dated as of December 31, 2019. Mr. Pozez’s non-compete agreement provides that in the event of certain terminations of his service as Chairman following a change in control, as defined in his Chairman Compensation Agreement, and subject to his timely signing and delivering of a General Release and Waiver and subject to his continued compliance with the noncompetition provisions of the noncompete agreement, the Company and Bank shall, for one year following the date on which the release requirement is met, is executed and delivered to the Bank, continue to pay Mr. Pozez monthly in arrears, compensation at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the equity award value as of the termination date, for each month of the period during which the officer is in full compliance with the provisions of the agreement. Mr. Pozez agrees that for a period of one year following his termination as Chairman, he will not, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any financial services enterprise engaged in the business of offering retail customer and commercial deposit accounts and/or loan products.

Other Compensation for Directors

Other than the cash fees, equity awards and long term care insurance described above, the Company does not maintain any non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Charles D. Levingston, CPA

Mr. Levingston, 40, Executive Vice President and Chief Financial Officer of the Bank and Company since April 2017, previously served as Executive Vice President of Finance at the Bank. Mr. Levingston, a Certified Public Accountant, served in various financial and senior management roles at the Bank prior to his current role. Mr. Levingston joined the Bank in January 2012, and previously worked at The Federal Reserve Banks of Atlanta and Philadelphia as a commissioned Bank Examiner, and at PriceWaterhouseCoopers as a Manager in the Advisory practice. He has over 18 years of experience in the banking industry.

Antonio F. Marquez

Mr. Marquez, 61, Senior Executive Vice President and President of Commercial Banking since February 2020, and formerly Chief Lending Officer - Commercial Real Estate of the Bank, and Executive Vice President of the Company, joined the Company in August 2011. Mr. Marquez has over 35 years of experience in the banking industry. Prior to joining the Company, he established the real estate lending franchise for HSBC for the Washington, D.C. market. Earlier he was the head of Commercial Real Estate lending at Chevy Chase Bank from 1997 to 2005 and previously held various lending positions at The Riggs National Bank in Washington, D.C. after starting his career at the Chase Manhattan Bank in New York.

Lindsey S. Rheaume

Mr. Rheaume, 59, Executive Vice President and Chief Lending Officer – Commercial and Industrial of the Bank and Executive Vice President of the Company, joined the Company in December 2014. Prior to joining the Company, he served as Relationship Executive for JPMorgan Chase, responsible for business development in the Washington, D.C., suburban Maryland and Northern Virginia market. Previously, he served as Executive Vice President and Commercial Lending Manager at Virginia Commerce Bank, which was acquired by United Bankshares, Inc. in 2014, where he managed the bank's entire commercial and industrial lending activities. Earlier in his career, he held various senior commercial lending, credit, and leadership positions with SunTrust Bank, GE Capital and Bank of America.

Eagle Bancorp, Inc.	28	2020 Proxy Statement

Paul Saltzman, Esquire

Mr. Saltzman, 59, is Executive Vice President & Chief Legal Officer. He joined the Company in January of 2020 and is responsible for all legal activities of the Company and the Bank. Mr. Saltzman had most recently been a partner in the Banking and Financial Institutions Advisory Practice at White & Case since mid 2018. Prior to that he was Vice Chairman at Deutsche Bank from 2015 to 2018, where he helped lead capital stress testing, regulatory remediation and transaction banking in the Americas region. From 2010 to 2015, Mr. Saltzman also served as General Counsel of The Clearing House Payments Company, and President and General Counsel of its then affiliated trade association (now Bank Policy Institute). He holds a B.A. from Clark University and a J.D. from the Boston University School of Law and is a member of the New York State Bar.

Janice L. Williams, Esquire

Ms. Williams, 63, Senior Executive Vice President and Chief Credit Officer of the Bank since February 2020, and formerly Executive Vice President – Chief Credit Officer of the Bank and Vice President of the Company, has served with the Company as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003. Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland.

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Open Letter from Compensation Committee Chair

Dear Reader,

The Company is committed to maintaining a balanced compensation program designed to fairly reward pay for performance, align management’s interests with those of our shareholders and lead to the long term success of the company.

The Compensation Committee is composed solely of independent directors. It is our responsibility to design and execute competitive compensation programs that further the interests of shareholders and demonstrate strong pay for performance alignment. It is also our responsibility to ensure that your views on executive compensation are heard and considered. During 2018 we continued our traditional outreach program with our major shareholders. In 2019, we expanded our shareholder outreach to our 40 largest institutional shareholders. We spoke with many long term retail shareholders and also engaged with two major shareholder advisory services. Based on the feedback received from those shareholder engagements, for the 2019 compensation program we retained the basic structure of the plan design and administration. We reviewed the performance metrics to ensure alignment with the Company’s strategic plan and made some changes to ensure that is less qualitative and more formulaic. The key design elements still include a base salary plus short-term performance incentives and long-term performance based equity incentive awards as well as time vested equity awards. The majority of the potential compensation of each executive is variable and performance based. We seek to be transparent in describing our compensation practices, including the clear disclosure of goals and actual performance on the various metrics measured in our Senior Executive Incentive Plan.

The compensation program described in the following Compensation Disclosure and Analysis reflects the guidance received through our shareholder engagement process as well the advice of our independent compensation consultant. We are committed to evolving a sound and competitive compensation program which will align with the long term interests of our shareholders.

A. Leslie Ludwig

Chair, Compensation Committee

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about the 2019 compensation for our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers as well as Ronald D. Paul, our former President and Chief Executive Officer, who resigned on March 20, 2019.

●	Susan G. Riel, our President and Chief Executive Officer.

●	Charles D. Levingston, our Executive Vice President and Chief Financial Officer.

●	Antonio F. Marquez, our Senior Executive Vice President and President of Commercial Banking.

●	Lindsey S. Rheaume, our Executive Vice President, Chief Commercial & Industrial Lending Officer.

●	Janice L. Williams, our Senior Executive Vice President and Chief Credit Officer.

Compensation information for our named executive officers is presented in the compensation tables following this Compensation Discussion and Analysis.

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This Compensation Discussion and Analysis describes our executive compensation program for 2019. It also describes how the Compensation Committee (the “Compensation Committee”) arrived at the specific compensation decisions for our named executive officers, and discusses key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

2019 Financial Results and Operating Highlights

The Company, headquartered in Bethesda, Maryland, was incorporated under the laws of the State of Maryland on October 28, 1997, to serve as the bank holding company for EagleBank. The Company was formed by a group of local businessmen and professionals with significant prior experience in community banking in the Company's market area, together with an experienced community bank senior management team.

The Company has a long history of growth and balanced financial performance. During 2019, we continued to generate growth in loans and deposits and deposit market share and during the year we reached $9 billion in total assets. We continue to maintain strong asset quality and our results benefit from a very favorable efficiency ratio. Net income for the year was $143 million, a moderate 6% decrease from 2018. The challenging interest rate environment, with a flatter yield curve led to a decrease in the net interest margin and we also saw an elevated level of legal expenses. Our Total Shareholder Return for the year was 1%.

While net income showed a moderate decrease during the year, the Company continues to show growth in assets and top line revenue. Additionally, the Company’s capital levels remain well above well capitalized regulatory levels and favorable as compared to peer banking companies. Tangible book value per share increased by 12% in 2019 and has shown strong growth over one, three and five years.

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The 2019 results continue the Company’s tradition of strong financial performance. In addition, the Company has achieved strong five-year compound annual growth rates (“CAGR”) in several key areas, including:

●	5-Year CAGR of Net Income: 21%

●	5-Year CAGR of Revenue: 12%

●	5-Year CAGR of Earnings Per Diluted Share: 16%

●	5-Year CAGR of Tangible Book Value Per Share(1): 18%

●	5-Year CAGR of Deposits: 11%

●	5-Year CAGR of Loans: 12%

(1)	Tangible Book Value per share is a non-GAAP financial measure and is calculated by subtracting intangible book value per common share from the book value per common share. The Intangible book value per common share was $3.15 in 2019 and the book value per common share was $35.82 in 2019. The GAAP Reconciliations are included in our 2019 Form 10-K.

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(2)	Efficiency Ratio is a non-GAAP financial measure defined as the ratio of noninterest expense, which was $139.9 million for 2019 to total revenue, which was $349,7 million for 2019. The GAAP Reconciliations are included in our 2019 Form 10-K

(3)	For the year ended December 31, 2017, operating earnings exclude one-time charges to reduce the carrying value of net deferred tax assets by $14.6 million, required as a result of the reduction in corporate income tax rates to 21% in The Tax Cut and Jobs Act (the “Tax Act”). Reconciliations of GAAP earnings to operating earnings are contained in our 2017 Form 10-K.

Shareholder Feedback

In 2019 we expanded the scope of our shareholder outreach programs. Members of the Board of Directors participate along with senior management and our investor relations team. We communicate with our largest institutional shareholders on a regular basis and have substantively engaged with many of them. We also meet with retail shareholders in our community. We appreciate the perspectives our shareholders have on our compensation program and practices and have implemented a number of changes to our program in prior years. During our engagement process in 2019, our shareholders were generally pleased with the structure of our compensation program and we had meaningful discussions with them about the relative alignment of pay and performance and the design structure of our compensation plans. We remain committed to providing compensation that motivates and rewards our corporate success and the success of our shareholders. We believe the adjustments made in response to shareholder feedback will enhance that effort. Below is a summary of the key elements of our compensation program:

Compensation Practice	Eagle Bancorp Policy/Program
Pay for Performance	We require that a significant portion of our executive officer’s cash and equity compensation be based on performance and “at risk.” Our Senior Executive Incentive Plan allows our senior executives to earn a cash award based on achievement of Company and individual performance goals, and 50% of equity awards under our LTIP are earned based on Company performance against pre-established metrics over a three year period with the other 50% vesting over three year with value tied solely to Company stock price. The SEIP is designed to provide cash incentives on a formulaic basis, subject to caps. The Compensation Committee considers performance relative to our strategic plan and budget as well as relative to peers in making pay decisions for our executives.
Double Trigger in the Event of a Change in Control	Our senior executives’ employment agreements contain pure double trigger provisions in the event of a change in control.
Robust Stock Ownership Policy	We have a policy mandating ownership by the CEO, directors and executive officers, based on a multiplier of their respective base salary or annual retainer.

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Prohibit Hedging of Company Stock	We have a policy prohibiting executive officers and members of the Board of Directors from engaging in transactions intended to hedge or offset the market value of Company stock owned by them.
Restrict Pledging of Company Stock	We have a policy restricting the amount of Company stock executive officers and members of the Board of Directors may pledge as collateral.

2019 Advisory Vote on Executive Compensation

At our 2019 Annual Shareholders Meeting, our say-on-pay proposal received support from 55% of the votes cast, a lower level of support than the two prior years, in which the support level for the say-on-pay proposal was 96%. In the spring of 2019, in anticipation of the Annual Meeting and thereafter, we continued our shareholder outreach program to gather feedback regarding our executive compensation program, our corporate governance practices and related matters.

2019 Shareholder Engagement Process and Results

Over the year, and into the fall/winter of 2019/2020, we reached out to our 40 largest institutional shareholders who collectively owned approximately 67% of the outstanding shares, and had individual conversations with fifteen shareholders who owned approximately 43% of the Company. In the process, we did speak with four of our five largest shareholders. We had excellent dialogues with these shareholders and also engaged with two prominent shareholder advisory firms. Our Board Chair Noman Pozez participated in the outreach program, as well as A. Leslie Ludwig, Chair of the Compensation Committee and Leland Weinstein, former Vice Chair of the Governance & Nominating Committee. Susan Riel, the CEO, participated in many of the sessions with institutional investors, as well as meeting and speaking with retail investors in our local market. Ms. Riel recused herself from all conversations relating to her compensation.

The conversations with our shareholders covered many executive compensation matters as well as many of the corporate governance policies and enhancements made during the year. What we learned in these dialogues can be summarized as follows:

●	During the shareholder engagement sessions we held, some of the investors were more focused on our Company’s corporate governance policies and practices than with compensation related matters. Most of the shareholders we spoke with firmly approved of the changes the Company had made during the year to the structure and composition of the Board and Board committees. We received favorable comments regarding the skills and capabilities of the new directors added during the year and the increased diversity now present on the Board.

●	The shareholders were also pleased by the enhancement to the risk management capabilities and practices implemented by the Company in 2019.

●	During the engagement sessions we held most of our shareholders expressed their approval of the basic design of our executive compensation program, in which the payments available to the executives include base salary plus short-term performance incentives and long-term performance based equity awards as well as time vested equity awards.

●	We also heard that some shareholders were concerned about the relative level of compensation of our former CEO, as compared to peers, and a perceived lack of alignment of pay and performance, which they measured primarily by the 3 Year TSR. Many of the discussions with shareholders occurred after the resignation of the former Chairman and CEO, and after the appointment of an independent Chair and a new CEO in March of 2019.

●	In the discussions, most of the shareholders favorably acknowledged that the compensation plan for the new CEO, Susan G. Riel, was based on her experience and capabilities, designated responsibilities and market comparatives.

●	In regards to the alignment of pay and performance, there did not seem to be a consensus among our shareholders as to the appropriate way to measure the Company performance. Some shareholders look almost exclusively at the 3 Year TSR. Others prefer to look at the return over a longer period. However, most of the shareholders with whom we spoke indicated that performance should

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be measured against several financial metrics which are standard for the banking industry such as: Earnings Per Share, Tangible Book Value, ROAA, ROAE, Capital Ratios, Credit Quality and Efficiency.

●	Our shareholders feel that a significant portion of the executive’s pay opportunity should be in performance based incentives, or in their words “at risk.” This type of plan should lead to an alignment of executive compensation with the performance of the Company and the individual executive.

●	We held discussions on the rigor of our goal setting process and the use of industry averages or indexes as a goal, compared to an absolute number. Many shareholders stated that use of an appropriate index was a reasonable approach.

●	The shareholders expressed that the performance of an individual executive should be measured primarily by a formulaic approach without significant reliance on qualitative or discretionary measures.

●	Our shareholders commented that having a “clawback” provisions in our incentive awards was an important component of the Company’s overall Risk Management strategy.

Based on the favorable feedback about the basic design structure of our compensation plans we received from our shareholder engagement efforts in 2018 and early 2019, for the 2019 executive compensation program we maintained the same basic plan design for 2019 but made changes to take into account the concerns we had heard.

●	The components of the potential compensation for each executive are:

●	Base Salary

●	Short-Term Performance Based Cash Incentive

●	Long-Term Equity Incentive

○	50% Time Vested over 3 years

○	50% Performance Vested at the end of 3 year period

●	The performance metrics used to set the goals for the named executives also remained the same as in 2018, however we reviewed the weighting of the various metric factors for each of named executives to ensure greater alignment with the Company’s strategic plan.

●	Performance metrics for the CFO were modified.

●	We enhanced the level of detail provided in the CD&A, particularly regarding the compensation of our CEO.

For the 2020 incentive compensation plan we made a further modification. Based primarily on input from the Company’s strategic planning process, as well as continuing shareholder engagements, for 2020 we modified the performance metrics in the incentive plan by eliminating the Individual Performance category for each of the named executives. The objective was to foster a more cohesive management team as well as making performance analysis less qualitative and more formulaic. We value the input from our compensation advisors and our shareholders as we continue to evolve our compensation plans.

Compensation Philosophy

We design our executive compensation program to be driven by performance, rewarding our executives for creating value for shareholders and representing sound governance principles. The following sets forth the best practices that we adhere to in designing and determining our executive compensation.

Our compensation philosophy provides the guiding principles for structuring compensation programs that embody these values. The policies and underlying philosophy governing the Company’s executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

●	Maintain a compensation program that is equitable in a competitive marketplace.

●	Provide compensation opportunities that provide the ability to vary pay in line with performance.

●	Encourage achievement of long term strategic objectives and enhancement of shareholder value.

●	Recognize and reward individual initiative and achievements.

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●	Maintain an appropriate balance between base salary and short and long term incentive opportunities.

●	Allow the Company to compete for, retain, and motivate talented executives critical to its success.

The Compensation Committee seeks to target executive total compensation commensurate with performance by the Company and the individual. Our goal is to provide pay for performance through annual and long term incentives that reward a combination of strategic and financial achievements as well as our performance relative to industry peers. The Compensation Committee annually considers the Company’s performance when setting pay. Goals for specific components include:

●	Base salaries for executives are generally targeted at the 50th percentile of high performing peers with variation reflective of each executive’s role, performance, experience and contribution.

●	The Senior Executive Incentive Plan targets cash compensation to align with performance. High performance is expected to result in pay that is aligned with our performance relative to peers/industry. Performance below goals and peers is designed to result in pay below peers.

●	Long term incentives in the form of time-vested restricted stock are granted based on a look-back on the prior year’s performance. The Compensation Committee believes that time-based vesting incentivizes retention, supports our ownership goals and encourages shareholder alignment. Time-vested equity is awarded when performance goals are met, with the potential for higher awards when goals are exceeded.

●	Long term incentives in the form of performance-vested restricted stock units (occasionally referred to as “PRSUs”) are based on a look-back on the prior year’s performance. Performance vested restricted stock units will vest based on future Company performance relative to specific financial metrics.

●	Our current practice is to target 50% of equity based compensation potential through awards vesting over time, and 50% through performance based awards with a multi-year performance period.

●	Benefits and perquisites are not a significant component of total 2019 compensation.

The Compensation Committee is committed to tying compensation to performance and ensuring that compensation, both cash and equity, is commensurate with our financial results and ranking relative to peers. The Committee believes the Company’s current executive team is of extremely high caliber and contributed significantly to the Company’s strong historical growth and impressive continued performance. Rewarding, motivating and retaining a strong executive team are critical to the continued success of the Company.

Our Compensation Drivers

In determining compensation levels, we utilize five key drivers:

●	Incentive plans are designed to encourage achievement of our strategic business goals and reinforce our business values. All our incentive pay programs and decisions are filtered through the perspective of ensuring sound compensation practices that do not encourage inappropriate risk-taking or result in excessive compensation.

●	Pay levels should be fair and internally equitable. Fairness is vital in all compensation programs and results. We do not discriminate in the creation or implementation of pay programs. Pay is based on demonstrated performance, skills, commitment and results.

●	We pay for performance and the attainment of our vision, business strategy, operating imperatives and results. A meaningful percentage of overall executive compensation is based on Company and individual performance. Our compensation programs are geared to performance as the basis of determining pay. Our incentive plans are designed to drive prudent individual and enterprise performance.

●	We recognize the impact of the individual. Not all positions have the same level of responsibilities, require the same skills and qualifications or have the same effect on the Company. Our compensation programs enable us to reward both Company results and individual performance in furtherance of our philosophy of being fair and paying for performance and thus motivate our officers to perform and succeed as reflected in our stated goals.

●	We are mindful of the market. The market sets the framework for opportunity. Then it is Company and individual achievements that drive the payouts and awards. We seek to provide market-based

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compensation commensurate with performance, to attract and retain top executive talent, while providing value to shareholders.

Our Pay Mix

The cornerstone of our executive compensation program is competitive pay for demonstrated performance. We seek to ensure that the compensation received by our executives is aligned with our performance, and that a meaningful portion of our executives’ pay is contingent on the achievement of annual and forward-looking long term performance goals that drive our success as a Company and accordingly, add value for our shareholders.

For example, the 2019 target and actual cash incentive and compensation mix for Ms. Riel, our CEO, are shown below:

SEIP Cash Incentive Payout 2019
Target:	Actual:
$1,631,250	$1,387,510

CEO Pay Ratio

Rules of the Securities and Exchange Commission (“SEC”) require most publicly traded companies to provide information regarding the relationship of the median annual total compensation of our employees, other than our Chief Executive Officer, to the annual total compensation of our Chief Executive Officer. As we had more than one person serve as our Chief Executive Officer during 2019, we may, under SEC rules, elect to use a weighted blend of compensation received by our Chief Executive Officers, or we may annualize the compensation of the Chief Executive Officer in office as of the date we identify our median employee. We have elected to use the compensation of Ms. Riel, annualizing her 2019 compensation as Chief Executive Officer, and including her compensation reported for 2019 in the Summary Compensation Table. Ms. Riel’s 2019 stock awards represent awards made in February 2019 under the LTIP for 2018 performance. The non-equity incentive plan compensation represent amounts paid under the SEIP in February 2020 with respect to 2019 performance, as her award opportunities were revised following her appointment as President and Chief executive Officer.

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SEC rules require us to determine our median employee only once every three years, provided that there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. We identified the median employee by calculating the total cash compensation of all persons who were employed by us as of December 31, 2019, including full time and part time employees. We considered regular pay for salaried and hourly employees, overtime, and taxable cash benefits, including cash incentive payments, phone and auto allowances, and referral fee income, for the year ended December 31, 2019, as reflected by our internal payroll records. We did not consider non-taxable compensation in selecting the median employee. We made annualizing adjustments to the compensation of full time employees who joined us mid-year.

We then ranked the 2019 compensation received by all of the employees in our employee population other than our CEO to determine our median employee.

We calculated our median employee’s 2019 annual total compensation in the same manner as our named executive officers’ compensation is determined for purposes of the Summary Compensation Table.

Based on this methodology, we determined that:

●	The annual total compensation of our median employee was $93,792.

●	The annual total compensation of Ms. Riel, our President and Chief Executive Officer, was $3,128,056.

●	The ratio of Ms. Riel’s total compensation for 2019 to that of the median employee was 33 to 1.

Readers should note that because different companies may determine their median employee based on different factors and using different adjustments, assumptions or exclusions, our pay ratio may not be comparable to the pay ratio disclosed by other companies.

Compensation Components

The key components of our 2019 executive compensation program for all named executive officers consisted of a base salary, the SEIP, a Long Term Incentive Plan, a 401(k) Plan, and for certain named executive officers other than Mr. Levingston, a nonqualified supplemental executive retirement benefit program. Ms. Riel also received use of a Company paid apartment. The Committee typically reviews and determines executive compensation in the first quarter of the year. However, due to circumstances that arise during the year, the Committee may adjust or approve a compensation component at other times during the year, as warranted.

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The following table outlines the major elements of 2019 total compensation for our NEOs:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance-Based	Short/Long Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Reflects individual experience, performance and contribution of each executive	Fixed	Short Term
Annual Cash SEIP	Encourages achievement of short term strategic and financial performance metrics that create long term shareholder value	Based on achievement of short term, predefined corporate performance objectives and an assessment of individual performance	Performance-Based	Short Term
Retention Bonus	Helps retain key executives	Award amount is determined by Compensation Committee. A portion of the award is dependent on the executive’s continued employment	Fixed	Short Term
Long Term Incentive Plan	Aligns executives’ interests with shareholders, motivates and rewards long term sustained performance, and creates a retention incentive through multi-year vesting	Award amount is determined by the Compensation Committee based on Company and individual performance A portion of the award is contingent on future 3-year performance	Performance-Based	Long Term
Senior Executive Retirement Plan	Provides income security into retirement and creates a retention incentive through multi-year vesting	N/A	Fixed	Long Term
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare and 401(k) benefits on the same basis as our general employee population	N/A	Fixed	Short Term

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Pay Practices Aligned with Compensation Philosophy

We believe the effectiveness of our compensation program is dependent upon our pay practices corresponding to our compensation philosophy. The table below illustrates this strong relationship and further underscores our commitment to maintaining an executive compensation program that is consistent with best practice.

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STRONG ALIGNMENT WITH SHAREHOLDERS (WHAT WE DO)

Compensation philosophy

We believe our compensation philosophy promotes a best practice approach to compensation, including: (i) tying pay to performance and aligning with shareholder interests; (ii) attracting, retaining, and properly motivating top talent; (iii) integrating risk with compensation; (iv) maintaining strong governance; and (v) transparency.

Hedging/pledging policy

Senior executives are prohibited from any hedging of our shares, unvested restricted stock, or unexercised options, including through short sales.

Senior executives are prohibited from pledging more than 50% of their shares as collateral and such pledged shares cannot represent more than 25% of such executive’s net worth.

Pay at risk The majority of NEO compensation is “at-risk” and contingent on achievement of business goals that are integrally linked to shareholder value and safety and soundness.

Clawback policy

The Company reserves the right to clawback compensation (cash and equity) based on materially inaccurate financial statements, or whenever required by applicable law, regulation, or exchange listing standard.

Use of variable compensation in deferred equity.

Significant portions of NEO variable compensation is in deferred Company common stock; 50% of which is time vested over a 3-year period and 50% of which is performance vested at the end of a 3-year period. Value of equity at vesting is based on stock price at that time (in addition to achievement of pre-established goals for PRSUs).

Competitive benchmarking

To make informed decisions on pay levels and pay practices, we benchmark ourselves against our peer group of highly performing, similarly situated banks. We believe external market data is an important component of maintaining pay practices that will attract and retain top talent, while driving shareholder value.

Risk events impact pay In making pay decisions, we consider material risk and control issues, and make adjustments to compensation, if appropriate.	Responsible use of equity We manage our equity award program responsibly, using only approximately 0.46% of weighted average diluted shares in 2019.

Share ownership guidelines

Senior executives, including NEOs, are required to own a minimum of shares of our common stock with a value equal to twice their base salary; the CEO must own a minimum of three times her base salary.

Shareholder outreach

Each year, we solicit feedback from our top shareholders on our compensation and governance programs and practices. The Compensation Committee considers this feedback when making compensation decisions.

2019 Programs and Pay Decisions

2019 was a year of mixed financial performance for the Company. While we reported a moderate decrease in the level of net income and Earnings Per Share, we grew our revenue, loans, deposits and market share. We remain among the most profitable community banks in the U.S., as measured by ROAA and ROAE, with very strong capital ratios and ranked in the top tier of our peer group for most of the defined performance metrics. The compensation awards made to our executives for 2019 were based on the Compensation Committee’s assessment of Company and individual performance as compared to the goals which had been

Eagle Bancorp, Inc.	40	2020 Proxy Statement

established for 2019 and as compared to the pre-determined peer group. The details of the comparison of Company performance as compared to specified goals is shown in the table on page 43. The comparison of our performance as compared to the peer group recommended by Compensation Advisors is in the table on page 51.

In addition to financial performance, the Compensation Committee also takes into consideration risk management practices within the organization, including the results of federal and state regulatory examinations and internal control matters that may be identified from internal or independent audits throughout the year. The Compensation Committee and the Board also consider market survey data provided by Compensation Advisors, our independent compensation consulting firm.

Below is a summary of our 2019 compensation programs and pay decisions with respect to the compensation of the named executive officers:

●	Base Salaries

The Compensation Committee believes that base salaries for named executive officers should be targeted at market competitive levels, generally at the 50th percentile but also considering experience and performance of the individual executive. Base salaries are reviewed annually and adjusted based on our review of market data and assessment of individual executive performance.

Named Executive Officer	2019 Base Salary	2020 Base Salary
Susan G. Riel	$725,000(1)	$800,000
Charles D. Levingston	$383,040	$417,514
Antonio F. Marquez	$463,485	$509,834
Lindsey S. Rheaume	$409,375	$421,656
Janice L. Williams	$466,098	$510,144
Ronald D. Paul(2)	$1,001,919	N/A

(1)	Reflects Ms. Riel’s salary effective March 21, 2019. Prior to her beginning service as President and Chief Executive Officer, her base salary for 2019 was $570,114.

(2)	Mr. Paul resigned from his position at the Company, effective March 20, 2019.

●	Senior Executive Incentive Plan

The SEIP was established to reward our executives for achieving or exceeding predefined performance goals. In 2019 all named executive officers participated in the SEIP, except for Mr. Paul who resigned from his positions at the Company, effective March 20, 2019. Under the SEIP, an executive is eligible to earn an award based on achievement of Company and individual performance objectives. This design serves to place a significant portion of each NEOs compensation “at risk.” The Compensation Committee utilizes a formulaic approach under the SEIP including caps (or maximum payouts) on the amount that can be earned. While the SEIP provides the Compensation Committee the ability to adjust the payout indicated by the formula, in 2019, no such discretionary adjustments were made. However, due to inadvertent errors in calculation of bonuses for 2019 performance, certain executives received payouts that were more than their formulaic amounts and Ms. Riel received a payout that was less than her formulaic amounts, with actual aggregate payouts $2,121 less than the aggregate formulaic amounts. The Compensation Committee, in consultation with Ms. Riel, decided to approve the amounts paid (which are set forth below).

The Compensation Committee defines performance measures and goals for each executive. The performance measures support our strategic plan and are allocated to executives to create accountability and ensure rewards are tied to our financial and strategic success. The performance measures and weights applicable to our named executive officers are summarized in the table below:

Eagle Bancorp, Inc.	41	2020 Proxy Statement

2019 Performance Measure	Ms. Riel	Mr. Levingston	Mr. Marquez	Mr. Rheaume	Ms. Williams
Adjusted Net Income	25%	15%	15%	15%	15%
Efficiency Ratio (KRX Median)	15%	25%
EPS Growth (KRX Median)	20%
Strategic Alignment		20%
Annual Average Loan Growth for Division CRE			20%
Annual Average Loan Growth for Division C&I				25%
Growth of Annual Average/Portfolio of Deposit Penetration and Deposit Only Relationships – Divisions CRE & C&I			20%	20%
Non-Interest Income FHA			10%
Non-Performing Assets					30%
Expenses (Non-Interest Expenses)					15%
Net Interest Margin (KRX Median)	15%
Net Interest Margin		20%	20%	20%
Charge-Offs					20%
Department/Individual Performance	25%	20%	15%	20%	20%

Specific performance goals and a range of performance for each measure are defined at the start of the performance period. For the Efficiency Ratio and the EPS Growth measures, the goals set were not an absolute number but is a peer group average. The KRX index is based on the performance of a group of approximately 50 community and regional banks.

Below we summarize the performance ranges for each measure, actual performance and the payout percentage used to calculate the incentive payout for each named executive officer. Adjusted net income is a non-GAAP financial measure. It was calculated by adjusting the Company’s net income for certain non-operating revenues and expenses, including charges related to compensation expenses associated with the resignation of our former Chairman and CEO and certain directors, legal fees and expenditures associated with ongoing governmental investigations, one-time FDIC insurance premium credits and gains related to the termination of certain swap contracts.

Eagle Bancorp, Inc.	42	2020 Proxy Statement

Performance Measure	Threshold	Target	Target Plus	Actual Performance (Adjusted)
Adjusted Net Income	$139,880,162	$164,564,896	$189,249,630	$148,538,786
Efficiency Ratio (KRX Median)	62.82%	54.63%	46.44%	37.69%
EPS Growth (KRX Median)	4.05%	4.76%	5.47%	-5.43%(1)
Annual Average Loan Growth for Division CRE	$330,383,487	$388,686,455	$446,989,423	$497,432,000(1)
Annual Average Deposit Growth for Division CRE	$153,000,000	$180,000,000	$207,000,000	$109,444,000(1)
Annual Average Loan Growth for Division C&I	$236,912,468	$278,720,550	$320,528,633	$182,059,000(1)
Annual Average Deposit Growth for Division C&I	$163,625,000	$192,500,000	$221,375,000	$278,036,000(1)
Non-Interest Income FHA	$4,404,320	$5,181,553	$5,958,786	$527,000(1)
Non-Performing Assets	$40,406,431	$35,136,027	$29,865,623	$50,216,240(1)
Expenses (Non-Interest Expenses)	$163,555,121	$142,221,844	$120,888,567	$131,512,456
Net Interest Margin (KRX Median)	3.01%	3.54%	4.07%	3.77%(1)
Net Interest Margin	3.45%	4.06%	4.67%	3.77%(1)
Charge-Offs	$12,275,248	$10,674,129	$9,073,010	$9,376,076(1)

(1)	Not adjusted.

Participants receive a pay out of incentive awards at, above or below target, depending on performance results of each performance goal as may be adjusted in accordance with the Plan. Performance must be at least 15% above target goals to achieve target-plus payouts.

Based on performance in 2019, the named executive officers received incentive cash payments under the SEIP that were 77% to 103% of their target incentive opportunities.

Named Executive Officer	2019 Incentive Compensation at Threshold	2019 Incentive Compensation at Target	2019 Incentive Compensation at Target Plus	Cap	Actual Payout for 2019 Performance
Susan G. Riel (1)	$906,250	$1,631,250	$2,175,000	$2,356,250	$1,387,510
Charles D. Levingston	$134,064	$229,824	$306,432	$383,040	$237,482
Antonio F. Marquez	$301,265	$417,137	$509,834	$625,705	$340,748
Lindsey S. Rheaume	$245,625	$327,500	$388,906	$450,313	$257,126
Janice L. Williams	$302,964	$419,488	$512,708	$582,623	$315,271
Ronald D. Paul (2)	N/A	N/A	N/A	N/A	N/A
(1)	Reflects Ms. Riel’s opportunity as revised following her appointment as President and Chief Executive Officer.

(2)	Mr. Paul resigned from his positions at the Company and Bank, effective March 20, 2019. As a result, he was not eligible to receive any amounts under the SEIP for 2019 performance.

Payments under the SEIP are subject to the Company’s clawback policy.

●	Retention Bonuses

The Compensation Committee maintains the right to exercise discretion in paying bonuses outside of the SEIP in appropriate circumstances. In February 2019, retention bonuses were awarded to three key employees – Ms. Riel, Mr. Marquez, and Mr. Rheume.  In recognition of her value to the Company, Ms. Riel was granted $300,000 to be paid in three equal installments in 2019, 2020 and 2021, subject to continued employment.  In consideration of their excellent service to the Company and to bring their overall compensation in line with peers, Mr. Marquez was granted $200,000 and Mr. Rheume was granted $150,000 in each case to be paid in two equal installments in 2019 and 2020, subject to continued employment.

Eagle Bancorp, Inc.	43	2020 Proxy Statement

In February 2020 a retention bonus was awarded to Ms. Williams in consideration of her excellent service to the Company and to bring her overall compensation in line with peers, Ms. Williams was granted $200,000 to be paid in two equal installments in 2020 and 2021, subject to continued employment.

●	Long Term Equity Compensation – Time Vested

We believe equity ownership aligns our executives with our shareholders, promotes a long term focus on the performance and success of the Company and serves as a powerful means of retaining our high performing executives.

In February 2020, consistent with our historical practice, we granted equity in the form of restricted stock to our named executive officers based on an assessment of Company-wide and individual performance in 2019, as well as direct compensation values in accordance with our market analysis.

To determine the amount of the equity award to a particular executive, that executive’s performance is considered along with payouts he/she earned under our SEIP. We then determine the optimal level of compensation (base salary plus cash incentives plus equity) that we believe each executive should receive. For example, a high performing executive who achieved target-plus performance levels on all of his/her goals, as well as the Company-wide goals, would receive an equity award reflective of the matching percentile compared to peers. The Compensation Committee carefully reviews each executive’s performance as well as the Company’s performance relative to peers. Equity awards also reflect having executives’ pay be in line with performance. Using this methodology, the time-vested equity awards granted to named executive officers in 2020 in respect of 2019 performance, ranged from 55% to 125% of an executive’s 2019 base salary.

The 2020 time-vested equity awards vest ratably over three years commencing on the first anniversary of the date of grant. This helps retain executives and ensure they maintain a long term focus on maintaining and improving Company-wide performance. We believe this feature of the plan enhances shareholder value for the long term. Our equity ownership guidelines reinforce our goal for executives to acquire and hold significant stock.

●	Long Term Equity Compensation – Performance Vested

In 2016, the Compensation Committee included performance-based vesting into the Long Term Incentive Plan starting with respect to 2015 performance. This performance-based vesting supplements the use of time-based vesting restricted stock. The 2020 award consists of 50% performance-based restricted stock units and 50% time-vested restricted stock. In February 2020, PRSUs were awarded subject to performance-based vesting following a three-year measurement period, 2020 - 2022. At the end of the period, two metrics shall be measured to determine vesting. An executive officer may vest in awards related to either, one or both metrics, depending on the Company performance. In order to receive any vesting for this component, the Company needs to perform at a minimum level of performance. The two metrics for the 2020 – 2022 performance grant are:

●	Return on Average Assets (“ROAA”) based on the KBW Nasdaq Regional Banking Index (KRX); and

●	Total Shareholder Return (“TSR”) compared to KRX.

Performance shares will vest based on the Company’s ranking for both the first and second metric relative to the KBW Nasdaq Regional Banking Index (“KRX”) and can range from 50% at threshold to 150% at maximum depending on performance. The first metric will be based on the Company’s Return on Average Assets (“ROAA”) compared to the KRX. The second metric will be based on the Company’s Total Shareholder Return (“TSR”) compared to the KRX. Threshold for both measures is defined as median performance, target is defined as the 62.5 percentile, and stretch (or maximum) is defined as the 75th percentile or greater. Performance shares will vest based on the Company’s ranking for the metrics relative to the KRX and payouts can range from 50% at threshold to 150% at maximum depending on performance. Payouts are interpolated on a straight-line basis in between these points. If the metric does not reach threshold performance (i.e. 25th percentile of the KRX ROAA or TSR), PRSUs for that metric will not vest. If only the threshold is met for a metric, then 50% of the award shall become vested. If the maximum is met for a metric, then 150% of the target award shall become vested (with points in between measured on a straight-line interpolation).

Eagle Bancorp, Inc.	44	2020 Proxy Statement

Metric performance will be calculated and PRSUs vest no later than March 31 of the year following the performance period (i.e. 2022 for the 2019 awards), or as soon thereafter as data is available. An executive must be employed by the Company on December 31 of the last year of the relevant performance period, and on the vesting date in order to vest in shares underlying a PRSU, except in the event of death, disability or retirement.

The Compensation Committee concluded that the target goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult. The Long Term Incentive Plan does not include unlimited upside for exceeding goals, as there is a maximum award tied to each metric.

The Compensation Committee retains the authority to make adjustments to applicable targets and calculations in the event of extraordinary regional circumstances, such as a regional economic downturn arising from force majeure events. The Committee recognizes the impact of COVID-19 and the extraordinary global and regional economic impact and may take this in to account as it considers applicable targets and calculations. Since the Index includes a national array of banks, the Committee felt that it was important to be able to react to some circumstances uniquely affecting the Washington, D.C. metropolitan area, such as a terrorist act and the resulting effect on the economy, and therefore, Company performance.

The Long Term Incentive Plan is subject to the Company’s clawback policy.

Time-vested restricted stock and PRSUs were issued to our executive officers in February 2020 based on 2019 performance as set forth below:

Name	Time Vested Restricted Stock	PRSUs (at Target)
Susan G. Riel (1)	20,319	20,319
Charles D. Levingston	4,723	4,723
Antonio F. Marquez	7,534	7,534
Lindsey S. Rheaume	4,589	4,589
Janice L. Williams	7,576	7,576
Ronald D. Paul (2)	--	--
All executive officers as group (6 persons)	44,741	44,741

(1)	Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019 and was appointed as permanent President and Chief Executive Officer on May 6, 2019.

(2)	Mr. Paul resigned from his positions at the Company and Bank, effective March 20, 2019. See footnote 8 to the “Potential Payments Upon Termination or Change in Control” table.

We note that under the SEC rules the equity awards made in 2020 for performance in 2019 are not reflected in the Summary Compensation Table in this proxy statement but will be reflected in next year’s proxy statement regarding 2020 compensation as they were granted in that year.

2017 – 2019 PRSUs

The performance award granted February 14, 2017 contained the following metrics, potential performance payout and our actual results:

Measures	Weight
		Threshold	Target	Stretch/Maximum	Actual Results
Average Annual Earnings Per Share Growth	33.33%	Median	62.5 Percentile	75 Percentile	43rd
Average Annual Total Shareholder Return	33.33%	Median	62.5 Percentile	75 Percentile	88th
Average Annual Return on Average Assets	33.33%	Median	62.5 Percentile	75 Percentile	6th
Payout Range (% of Target)	100%	50%	100%	150%

Eagle Bancorp, Inc.	45	2020 Proxy Statement

On February 10, 2020 the performance award granted February 14, 2017 vested and shares were paid out at a fair market value of $44.60 as follows:

Name	Performance Measure	Shares Awarded at Target	Award Level Payout	Award Level % Payout	Share Payout
Susan G. Riel	Average Annual Earnings Per Share Growth	1,582	Below Threshold	0%	--
	Average Annual Total Shareholder Return	1,582	Below Threshold	0%	--
	Average Annual Return on Assets	1,581	Maximum	150%	2,372
Antonio F. Marquez	Average Annual Earnings Per Share Growth	1,073	Below Threshold	0%	--
	Average Annual Total Shareholder Return	1,073	Below Threshold	0%	--
	Average Annual Return on Assets	1,074	Maximum	150%	1,611
Lindsey S. Rheaume	Average Annual Earnings Per Share Growth	678	Below Threshold	0%	--
	Average Annual Total Shareholder Return	678	Below Threshold	0%	--
	Average Annual Return on Assets	677	Maximum	150%	1,016
Janice L. Williams	Average Annual Earnings Per Share Growth	960	Below Threshold	0%	--
	Average Annual Total Shareholder Return	960	Below Threshold	0%	--
	Average Annual Return on Assets	961	Maximum	150%	1,442
Ronald D. Paul (1)	Average Annual Earnings Per Share Growth	5,649	Below Threshold	0%	--
	Average Annual Total Shareholder Return	5,649	Below Threshold	0%	--
	Average Annual Return on Assets	5,648	Maximum	0%	--

(1)	Mr. Paul resigned from his positions at the Company, effective March 20, 2019. See footnote 8 to the “Potential Payments Upon Termination or Change in Control” table.

●	Supplemental Executive Retirement Plan

The Company also provides certain of its executive officers, including all of the named executive officers other than the former Chief Executive Officer, with a supplemental retirement benefit, with benefits payable well into retirement years, in order to focus our executives on long term Company performance. This Supplemental Executive Retirement Plan (“SERP”), adopted by the Company in 2013 with respect to all participating officers other than Mr. Levingston, provides for a lifetime retirement benefit utilizing annuities as a funding source, a program that at the time cost approximately 86% of the cost of similar plans for comparably situated executives that did not utilize annuities. Mr. Levingston’s SERP was adopted in January 2020. The target retirement age for the benefit is age 67, with reduced benefits prior to age 67. Please refer to the discussion accompanying the Summary Compensation Table and Pension Benefits for additional information regarding the SERP.

●	401(k) Plan

Our 401(k) plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match.

Eagle Bancorp, Inc.	46	2020 Proxy Statement

●	Health and Welfare Benefits

We provide health benefits to our executive officers, including the named executive officers, generally on the same basis as all of our full-time employees. These benefits include medical and dental benefits, short term and long term disability insurance, and basic life insurance coverage. The Company also provides long term care insurance coverage to directors if they are eligible and executive officers. We design our employee benefits programs to provide choice and to be affordable and competitive in relation to the market, and to be compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

The Compensation Committee believes our current executive compensation policies and practices are effective in advancing our long term strategic plan, reasonable in relation to our compensation peer group and responsible in encouraging the named executive officers to work for meaningful shareholder returns without taking unnecessary or excessive risks.

●	Employment, Non-Compete and Severance Arrangements

Each of our named executive officers has an employment agreement, which provides for payments upon a change in control of the Company under a pure double trigger. Each named executive officer is also party to a non-compete agreement, which provides for payments following termination without cause or in connection with a change in control, which payments are contingent on compliance with the noncompetition, nonsolicitation and noninterference provisions of the agreement following such termination. None of these agreements provide tax gross-ups. These agreements are described in detail under “Employment and Non-Compete Agreements” following the Summary Compensation Table. The Committee believes that the agreements provide continuity of executive management and employment security, which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.

CEO Pay for Performance

We operate in a highly dynamic business environment, which has been and continues to be characterized by rapidly changing market and customer trends, regulatory changes and requirements, as well as increased expectations from shareholders for meaningful growth without excessive risk taking. To succeed in this environment, our senior leadership must be able to continually refine and enhance products and services; respond to competitive challenges in our markets; attract, satisfy and retain customers; and demonstrate an ability to quickly identify and capitalize on business opportunities.

In establishing our CEO’s compensation, we seek to motivate and reward the achievement of our annual and longer term financial and strategic objectives, and to align the CEO’s compensation with our shareholders’ long term interests. Accordingly, the Compensation Committee focuses on using incentive compensation with long term Company performance implications as a key element of the CEO’s total direct compensation opportunity. By focusing on performance-based pay opportunities tied to specific performance goals, the Compensation Committee seeks to ensure the CEO’s pay is aligned with Company performance and the value provided to our shareholders. The compensation plan rewards the CEO if the Company’s performance is exceptional compared to its peer group with the ability to earn at the higher end of the payouts under the SEIP and receive share awards of restricted stock and PRSUs under the Long Term Incentive Plan. In 2016, the Compensation Committee enhanced the performance-based pay program to include performance-vested equity that will incentivize future performance. The value of the awards and stock ownership will change based on the stock performance of the Company.

Eagle Bancorp, Inc.	47	2020 Proxy Statement

Executive Compensation Process

The Role of the Compensation Committee

The Compensation Committee, among its other responsibilities, establishes the overall compensation philosophy and reviews and approves the executive compensation program, including the specific compensation of our executive officers, including the named executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers.

The Committee considers information from its compensation consultant and legal counsel, as well our Chief Financial Officer and our Human Resources department, to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation, including base salary levels, target bonus opportunities, actual bonus payments and equity awards. The Compensation Committee meets on a regularly scheduled basis and at other times, as needed.

The Compensation Committee regularly conducts a review of the executive compensation program to assess whether our compensation elements, actions and decisions (i) are aligned with our vision, mission, values, corporate goals and compensation philosophy, (ii) provide appropriate short term and long term incentives for our executive officers and (iii) are competitive with the compensation of the executives in comparable positions at the companies with which we compete for executive talent.

As part of this process, the Compensation Committee takes into consideration the CEO’s recommendations for NEOs other than the CEO and a competitive market analysis prepared by its independent compensation consultant. In the course of its deliberations, the Compensation Committee also considers competitive positioning, internal equity and our corporate and individual achievements against one or more short term and long term performance objectives. The Compensation Committee considers all of this information in light of their individual experience, knowledge of the Company, knowledge of the peer companies, knowledge of each named executive officer and business judgment in making decisions regarding executive compensation and our executive compensation program.

Eagle Bancorp, Inc.	48	2020 Proxy Statement

As part of this process, the Compensation Committee also evaluates the performance of the CEO each year and makes all decisions regarding the CEO’s base salary adjustments (if any), bonus payments and equity awards. The CEO is not present during any of the deliberations regarding the CEO’s own compensation.

The Role of Consultants – Compensation Advisors

The Compensation Committee has engaged the services of Compensation Advisors as its independent advisor on matters of executive and board compensation (the “Engagement”). Compensation Advisors reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. The Company has affirmatively determined that no conflicts of interest exist between the Company and Compensation Advisors or any individuals working on the Company’s account on Compensation Advisors’ behalf. In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Compensation Advisors:

●	During 2019, Compensation Advisors provided no services to and received no fees from the Company other than in connection with the Engagement;

●	Compensation Advisors has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

●	There are no business or personal relationships between Compensation Advisors and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by Compensation Advisors for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

●	No employee of Compensation Advisors owns any stock of the Company; and

●	There are no business or personal relationships between Compensation Advisors and any executive officer of the Company other than in respect of the Engagement.

The Role of Management

Input from the CEO is considered by the Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the CEO. Although input from the CEO is considered by the Compensation Committee, the Compensation Committee exercises final authority on compensation matters for all named executive officers. The CEO is not present at meetings during which the CEO’s compensation is discussed and determined.

Competitive Positioning

In making compensation decisions, the Compensation Committee considers the profitability and relative performance of the Company, as well as the intangible value and performance of the Company’s management team. In this review, the Compensation Committee seeks to evaluate executive pay in a manner that ensures future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. In this process, the Compensation Committee, with the assistance of the compensation advisor, selects a custom peer group of publicly-traded banks and bank holding companies, and may review other survey data, to help in the review and establishment of executive compensation arrangements.

The Company worked with Compensation Advisors to develop a peer group in 2019 for base salary and incentive compensation comparisons. The peer group contains 25 public banks between $4.7 billion and $19.5 billion in assets. The peer group was selected based on several factors, including assets, market capitalization and regional similarities, recognizing the substantial increase in Company assets and market capitalization in the last several years. Two of the banks from the previous year’s peer group removed from the list due to their acquisition by another institution. Bridge Bancorp, Inc. and National Bank Holdings Corporation were chosen as replacements which met the criteria.

Eagle Bancorp, Inc.	49	2020 Proxy Statement

Eagle Bancorp Peer Group

Atlantic Union Bankshares Corporation	Lakeland Bancorp, Inc.
Bancorp, Inc.	National Bank Holdings Corporation
Berkshire Hills Bancorp, Inc.	NBT Bancorp Inc.
Boston Private Financial Holdings, Inc.	Northwest Bancshares, Inc.
Bridge Bancorp, Inc.	Provident Financial Services, Inc.
Brookline Bancorp, Inc.	S&T Bancorp, Inc.
Community Bank System, Inc.	Sandy Spring Bancorp, Inc.
ConnectOne Bancorp, Inc.	Tompkins Financial Corporation
Customers Bancorp, Inc.	TowneBank
Dime Community Bancshares, Inc.	United Bankshares, Inc.
First Commonwealth Financial Corporation	WesBanco, Inc.
Flushing Financial Corporation	WSFS Financial Corporation
Independent Bank Corp.

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Eagle Bancorp, Inc.	50	2020 Proxy Statement

Eagle Bancorp Peer Group Performance

	Bank	Ticker	City	State	ROAE (%)	ROAA (%)	NIM (%)	Efficiency Ratio (%)	NPAs/ Assets (%)	Core EPS Growth (%)	Net Charge-offs/ Avg Loans (%)
					2019Y	2019Y	2019Y	2019Y	2019Y	2019Y	2019Y
1	Atlantic Union Bankshares Corporation	AUB	Richmond	VA	7.90	1.15	3.69	59.16	0.19	10.89	0.17
2	Bancorp, Inc.	TBBK	Wilmington	DE	10.45	1.10	3.29	68.95	0.16	NA	0.13
3	Berkshire Hills Bancorp, Inc.	BHLB	Boston	MA	5.75	0.75	3.17	62.70	0.31	(13.25)	0.34
4	Boston Private Financial Holdings, Inc.	BPFH	Boston	MA	10.05	0.93	2.80	68.76	0.18	22.15	-
5	Bridge Bancorp, Inc.	BDGE	Bridgehampton	NY	10.84	1.09	3.29	56.83	0.09	(3.90)	0.13
6	Brookline Bancorp, Inc.	BRKL	Boston	MA	9.56	1.15	3.51	54.98	0.28	7.55	0.11
7	Community Bank System, Inc.	CBU	De Witt	NY	9.41	1.53	3.74	60.35	0.22	0.91	0.15
8	ConnectOne Bancorp, Inc.	CNOB	Englewood Cliffs	NJ	10.41	1.22	3.36	46.22	0.80	24.57	0.09
9	Customers Bancorp, Inc.	CUBI	Wyomissing	PA	7.94	0.74	2.75	64.50	0.18	(6.35)	0.08
10	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	5.96	0.57	2.41	59.92	0.17	(20.90)	0.20
11	First Commonwealth Financial Corporation	FCF	Indiana	PA	10.32	1.31	3.75	57.69	0.42	7.94	0.18
12	Flushing Financial Corporation	FFIC	Uniondale	NY	7.35	0.59	2.47	66.94	0.19	(22.79)	0.04
13	Independent Bank Corp.	INDB	Rockland	MA	10.87	1.52	4.04	54.58	0.42	20.20	0.03
14	Lakeland Bancorp, Inc.	LBAI	Oak Ridge	NJ	10.14	1.12	3.33	56.38	0.32	6.71	-
15	National Bank Holdings Corporation	NBHC	Greenwood Village	CO	14.47	1.38	3.93	62.28	0.61	17.45	0.19
16	NBT Bancorp Inc.	NBTB	Norwich	NY	11.32	1.26	3.58	59.83	0.31	1.82	0.36
17	Northwest Bancshares, Inc.	NWBI	Warren	PA	8.48	1.05	3.84	63.94	0.67	5.76	0.23
18	Provident Financial Services, Inc.	PFS	Jersey City	NJ	8.09	1.15	3.33	54.21	0.44	(0.64)	0.18
19	S&T Bancorp, Inc.	STBA	Indiana	PA	9.79	1.29	3.64	54.85	1.08	3.44	0.22
20	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	10.51	1.39	3.51	52.61	0.50	7.09	0.03
21	Tompkins Financial Corporation	TMP	Ithaca	NY	12.55	1.22	3.39	62.76	0.47	(0.39)	0.10
22	TowneBank	TOWN	Portsmouth	VA	8.73	1.19	3.46	69.30	0.27	(2.60)	0.04
23	United Bankshares, Inc.	UBSI	Charleston	WV	7.83	1.34	3.37	51.05	0.75	4.83	0.15
24	WesBanco, Inc.	WSBC	Wheeling	WV	7.49	1.24	3.62	57.95	0.35	(5.68)	0.09
25	WSFS Financial Corporation	WSFS	Wilmington	DE	8.92	1.30	4.42	66.32	0.32	8.46	0.22
	25th Percentile				7.94	1.09	3.29	63.94	0.47	(2.92)	0.19
	50th Percentile				9.56	1.19	3.46	59.83	0.32	4.13	0.13
	75th Percentile				10.45	1.30	3.69	54.98	0.19	8.07	0.08
	95th Percentile				12.30	1.49	4.01	51.36	0.16	21.86	0.01
	Eagle Bancorp, Inc.	EGBN	Bethesda	MD	12.20	1.61	3.77	39.99	0.56	(2.94)	0.13
	Eagle Bancorp, Inc. Percentile Rank				92nd	HIGHEST	85th	HIGHEST	19th	26th	54th
	Source: Compensation Advisors

Eagle Bancorp, Inc.	51	2020 Proxy Statement

Other Compensation Policies

●	Compensation Recovery Policy (“Clawback”)

The Board of Directors has adopted a policy relating to the “clawback” of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. Under this policy, the Board of Directors will, to the full extent required by applicable law, regulation or exchange listing standards in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to the executive, and/or effect the cancellation of unvested equity awards previously granted to the executive if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (2) the executive engaged in intentional misconduct or (3) applicable law, regulation or listing standard so requires.

●	Robust Stock Ownership Guidelines

The Company has adopted a policy requiring that our executive officers and directors own, directly or indirectly, shares of our common stock having a value as follows:

●	CEO: 3 times base salary

●	Directors: 3 times annual retainer/base fee

●	Executive Officers: 2 times base salary

The persons subject to this requirement have five years after commencing service; executive officers and directors in office as of the date of the policy was adopted have until December 31, 2020 to satisfy the minimum holdings requirement.

●	Anti-hedging/Anti-pledging Policies

The Company has adopted a policy prohibiting our employees, including our executive officers and directors from engaging in any hedging of the Company’s common stock, including buying or selling puts or calls, short sales, or any other hedging transaction. The Company currently does not have any policy prohibiting the hedging of the Company’s common stock that applies to its employees other than its executive officers.

The Company’s policy also limits the ability of directors and executive officers to pledge Company common stock that they own. The policy limits pledging to one-half of the number of shares owned by such person for purposes of the Company’s ownership guidelines, and limits the value of such pledged shares to 25% of the director’s or executive officer’s net worth.

●	Executive Perquisites

We do not provide any significant perquisites or other personal benefits to our executive officers other than those outlined in the Summary Compensation Table on page 56; our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees. Certain executive officers were provided a Supplemental Executive Retirement Plan as described on page 46.

●	No Tax ‘‘Gross-Ups’’ or Payments

We do not provide any “gross-ups” or tax payments in connection with any cash or equity compensation element or any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.

●	Timing and Pricing of Equity Awards

Equity compensation awards for named executive officers and employees are generally approved in the first quarter of each year. Awards may be made periodically for new hires during the year. Awards are based on a number of criteria including the Company’s performance, the relative ranking of the employee within the Company and his or her specific contributions to the success of the Company.

The grant date is established when the Compensation Committee approves the grant. We set the exercise price for our stock as the closing price on the grant date. Our equity award process is independent of any

Eagle Bancorp, Inc.	52	2020 Proxy Statement

consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

●	Prohibit Re-Pricing or Exchange

Our equity based compensation plans do not permit re-pricing or exchange of underwater options without shareholder approval.

●	No Guaranteed Minimum Bonus

Our SEIP does not guarantee any minimum bonus to executive officers.

Risk Assessment of Incentive Compensation Programs

In setting compensation, the Compensation Committee also considers the risks to the Company’s shareholders and the achievement of our goals that may be inherent in our compensation programs. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program is appropriately structured and does not pose a material risk to the Company. The Compensation Committee receives feedback from the Chief Risk Officer identifying any risks associated with any named executive officer compensation plans and other employee incentive compensation plans. The report below outlines our process and the steps taken to mitigate any risks that were uncovered in our discussions.

Executive Compensation Plan Risk Assessment

Our Chief Risk Officer has reviewed the 2019 SEIP and LTIP and the other 2019 Incentive Plans, and concluded that the incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, and are supported by strong corporate governance, including active and effective oversight by the Board of Directors. The risk assessment considers the incentive plan mix, measures, design features, goal setting, Unfair Deceptive or Abusive Acts or Practices (UDAAP) and controls and governance protocols. This feedback was provided to the Compensation Committee. The conclusions were based on the following:

●	The SEIP is a formal performance-based plan in which the Compensation Committee is deeply involved. The Board of Directors establishes Company-wide goals early in the performance year through approval of the budget, and communicates these performance goals to the Compensation Committee for their review and approval. The 2019 SEIP used a balance of Company-wide goals, strategic goals and individual or departmental goals, and customized the goals each year based on each executive’s functional responsibility. The Compensation Committee is active in setting and approving the Company-wide goals each year. Once these are presented to the Compensation Committee, the Compensation Committee will discuss and approve, or revise the goals of all executives. The Compensation Committee also has the ability to make certain discretionary adjustments to payouts under the SEIP as it may deem appropriate.

●	The LTIP is a long term performance based equity compensation plan. The LTIP consists of two components, a time vested award, which provides a portion of compensation based on past performance; and a future performance based award. The Compensation Committee has the discretion to modify final grants as necessary to ensure an appropriate reflection of the Company’s performance and circumstances. The Compensation Committee establishes broad performance goals against budget and third party performance as measured against one or more publicly available industry indices. Once these are presented to the Compensation Committee, the Compensation Committee will discuss and approve, or revise the goals for all named executives.

●	When setting actual officer-specific Company goals, we consider not only our annual budget, but also our strategic initiatives, peer performance and individual goals, which we believe mitigates the risk and keeps executives focused on the long-term success of the Company. The Compensation Committee reviews the individual performance evaluations of named executives each year, not only to determine final award payouts, but also to discuss developmental opportunities for our

Eagle Bancorp, Inc.	53	2020 Proxy Statement

named executives. In addition, incentives are predicated on satisfactory regulatory reviews as well as individual performance.

●	We believe that target and target plus awards are reasonable and competitive based on market research that was provided by our compensation consultant. We also pay out on a pro-rata basis for actual performance results that fall in between threshold, target and target plus levels but not above the established caps. We believe this reduces the likelihood of an executive misstating numbers to reach the next award level or withholding information to count toward the next performance year.

●	A “clawback” provision under the SEIP and LTIP allows us to recover all or part of a cash or stock incentive award in certain cases of inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation or where required by law. Accordingly, such activities would not be rewarded. The Clawback Policy also permits the Company to recover equity based compensation whenever required by applicable law, regulation, or exchange listing standard.

The individual named executive officer employment agreements, which have previously been reviewed and approved by the Compensation Committee, provide for the payment to each named executive officer of base salaries, certain insurance benefits, car allowances, and eligibility for participation in our incentive plans, equity compensation plans and other compensation programs we may adopt, as well as certain benefits and payments upon termination or a change in control. None of the agreements provides for any specific mandatory variable or incentive pay, or any other conditional compensation. As such, the Compensation Committee believes that none of such agreements present any material threat to our capital or earnings, encourage taking undue or excessive risks, or encourage manipulation of financial data in order to increase the size of an award.

The 2020 SEIP uses five equally weighted Company-wide goals and eliminates strategic, individual and department goals from the variable component of executive compensation. As with the 2019 SEIP, the Compensation Committee is active in setting and approving the Company-wide goals.

Non-Executive Compensation Plan Risk Assessment

Our Chief Risk Officer reviewed the 2019 incentive programs in which employees who are not executive officers participate, and provided analysis and conclusions to the Compensation Committee. It was concluded that the incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, promote appropriate sales practices and are supported by strong corporate governance, including active and effective oversight by the Board of Directors. The risk assessment considers the incentive plan mix, measures, design features, goal setting and controls and governance protocols. The following incentive compensation plans were reviewed:

●	Under the Lending and Community Banking Incentive Plans, certain employees are compensated with cash incentives calculated as a specific percentage of salary or of qualifying loans, deposits and other business they produce. A portion of the potential compensation under these plans is tied to individual and/or team performance and paid on an annual basis. There are also components, such as the collection of loan fees and the expansion of existing, or the establishing of new, customer deposit accounts, that are paid quarterly. We believe intrinsic features of these plans and commercial nature of our business protects us against unnecessary risk taking, including the plan modifier that reduces or eliminates incentive payouts when asset quality measures decline or fall below minimum acceptable levels and for unacceptable sales practices.

●	Under the FHA Multifamily Group Incentive Plan, employees of the FHA Multifamily group are compensated with cash incentives for results relative to behaviors that exceed assigned corporate goals and objectives based on both production targets and a profitability model.

●	Under the Residential Lending Operations Incentive Plan, there is an incentive program for loan processors, loan closers, and underwriters. Loan processors and loan closers are paid for each loan closed. Underwriters are paid for each loan dispositioned, regardless of the decision made.

●	Under the Insurance Sales and Investment Advisory Services Introduction Incentive Plans, employees are compensated with cash incentives for qualified referrals that are consented to by customers.

Clawback provisions are included in all incentive compensation plans. All of our incentive plans call for the employee to be in good standing with no adverse written performance documentation. Once an employee

Eagle Bancorp, Inc.	54	2020 Proxy Statement

receives adverse written documentation for performance, the employee is ineligible to receive incentive payments for a minimum of 90 days.

Residential mortgage loan officers are generally compensated based on loan production. There are separate agreements with each mortgage loan officer outlining his/her individual compensation package.

The 2020 Lending and Community Banking Incentive Plan is substantially the same as 2019; however, a new goal component for the pricing of loans has been included and the plan modifier has been expanded to include portfolio management measurement criteria. The 2020 Residential Lending Operations, Insurance Sales and Investment Advisory Services Introduction Incentive Plans are substantially the same as 2019 plans.

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Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019.

Members of the Compensation Committee A. Leslie Ludwig, Chair James A. Soltesz Benjamin M. Soto

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Ms. Riel, the President and Chief Executive Officer of the Company beginning on March 21, 2019; Mr. Levingston, the Chief Financial Officer of the Company; the three most highly compensated executive officers of the Company who received total compensation of $100,000 or more during the fiscal year ended December 31, 2019; and Mr. Paul, the Chairman, Chief Executive Officer and President of the Company through March 20, 2019. The Summary Compensation Table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan.

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Eagle Bancorp, Inc.	55	2020 Proxy Statement

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (8)	Total
Susan G. Riel, President & CEO of Company and Bank (6)	2019	$690,449	$100,000	$818,111	$1,387,510	$41,316	$90,670	$3,128,056
	2018	$527,883	$--	$729,027	$652,162	$28,166	$83,743	$2,020,981
	2017	$502,746	$--	$675,256	$613,789	$37,916	$38,186	$1,867,893
Charles D. Levingston, EVP; CFO of Company and Bank	2019	$383,040	$--	$376,268	$237,482	$--	$30,240	$1,027,030
	2018	$342,000	$--	$213,751	$208,415	$--	$24,399	$788,565
	2017	$285,000	$--	$21,130	$169,716	$--	$24,554	$500,400
Antonio F. Marquez, SEVP; President of Commercial Banking	2019	$463,485	$100,000	$610,907	$343,876	$52,021	$39,779	$1,610,068
	2018	$421,350	$--	$576,330	$296,673(7)	$48,076	$34,759	$1,377,188
	2017	$397,500	$--	$458,244	$346,952	$44,375	$41,103	$1,288,174
Lindsey S. Rheaume, EVP, CLO-C&I of Bank	2019	$409,375	$75,000	$465,150	$244,026	$60,776	$27,996	$1,282,323
Janice L. Williams, SEVP–CCO of Bank	2019	466,098	$--	$614,364	$299,390	$101,423	$27,094	$1,508,369
	2018	$423,725	$--	$509,231	$529,656	$93,731	$22,178	$1,578,521
	2017	$407,428	$--	$410,039	$509,285	$86,513	$31,095	$1,444,360
Ronald D. Paul, Chair, President and CEO of Company; CEO of Bank (5)	2019	$235,366	$--	$1,926,732	$--	$--	$18,045	$2,180,143
	2018	$963,384	$--	$2,720,250	$3,020,122	$--	$80,159	$6,783,915
	2017	$906,743	$--	$2,411,743	$2,474,192	$--	$82,031	$5,874,709

(1)	Represents portion of retention bonus paid in calendar year indicated.

(2)	Represents the grant date fair value of awards of time-vested restricted shares and PRSUs granted in February of the year indicated, but representing compensation for performance in the prior year 2018. In prior year proxy statements, we disclosed the grant date fair value of awards granted in respect of performance in the year indicated and granted in the following year. We have revised our practice in light of SEC guidance to disclose fair value of awards in the year granted which has led to changes in the Stock Awards and Total columns for the years disclosed in this Summary Compensation Table.

The per-share grant date fair value for PRSUs granted in 2019 with respect to 2018 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $55.76. The grant date fair value of the PRSUs granted in 2019, assuming the highest level of performance conditions is met, would have been $1,445,048 for Mr. Paul, $282,201 for Mr. Levingston, $458,180 for Mr. Marquez, $613,583 for Ms. Riel and $460,773 for Ms. Williams.

The number of shares of time-vested restricted stock granted on February 11, 2019 to Messrs. Paul, Levingston and Marquez and Mmes. Riel and Williams were 17,277, 3,374, 5,478, 7,336 and 5,509, respectively. The number of PRSUs granted on February 11, 2019 with respect to 2018 performance to Messrs. Paul, Levingston and Marquez and Mmes. Riel and Williams were 17,277, 3,374, 5,478, 7,336 and 5,509, respectively.

The per-share grant date fair value for PRSUs granted in 2018 with respect to 2017 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $60.45. The grant date fair value of the PRSUs granted in 2018, assuming the highest level of performance conditions is met, would have been $2,040,188 for Mr. Paul, $160,313 for Mr. Levingston, $432,248 for Mr. Marquez, $546,770 for Ms. Riel and $381,923 for Ms. Williams.

Eagle Bancorp, Inc.	56	2020 Proxy Statement

The number of shares of time-vested restricted stock granted on February 12, 2018 in respect to 2017 performance to Messrs. Paul, Levingston and Marquez and Mmes. Riel and Williams were 22,500, 1,768, 4,767, 6,030 and 4,212, respectively. The number of PRSUs granted on February 12, 2018 to Messrs. Paul, Levingston and Marquez and Mmes. Riel and Williams were 22,500, 1,768, 4,767, 6,030 and 4,212, respectively.

The per-share grant date fair value for PRSUs granted in 2017 with respect to 2016 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $45.50. The per-share grant date fair value for PRSUs granted in 2017 with market-based performance conditions is estimated based on the use of a Monte Carlo valuation methodology, which resulted in a per-share grant date fair value of $36.81. The grant date fair value for PRSUs granted is based on the probable outcomes of the performance conditions as determined in accordance with FASB ASC Topic 718. The grant date fair value of the PRSUs granted in 2017, assuming the highest level of performance conditions is met, would have been $1,461,331 for Mr. Paul, $277,685 for Mr. Marquez, $409,177 for Ms. Riel and $248,451 for Ms. Williams.

On February 10, 2020, the Company made awards of restricted stock and PRSUs in respect for 2019 performance having grant date fair values as follows: Ms. Riel - $1,722,852; Mr. Levingston - $400,468; Mr. Marquez - $638,808; Mr. Rheaume - $389,106; Ms. Williams - $642,369.

For time-vested restricted stock, fair value is based on the Company’s closing price on the date of grant. For awards that are performance-based, compensation expense is recorded based on the probability of achievement of the goals underlying the grant.

(3)	Reflects amounts awarded under the Company’s Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year.

(4)	Represents the value of the increase in the named executive officer’s accumulated benefit under such officers SERP, adopted in 2013, assuming normal retirement at age 67 and a discount rate of 4.5%. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers. Please refer to the discussion under the caption “SERP” below, and to the Pension Benefits table below for additional information about the SERP.

(5)	Mr. Paul resigned from his position at the Company, effective March 20, 2019.

(6)	Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019 and on a permanent basis on May 6, 2019.

(7)	Also includes an additional cash incentive payment of $95,871 under the 2018 Senior Executive Incentive Plan determined to be owed to Mr. Marquez following the filing of last year’s proxy statement, reflecting adjustments to his goals which were not addressed at the time initial awards for 2018 performance were approved.

(8)	Other compensation consisted of the following items:

Name	Year	Car Allowance	Insurance Premiums	Housing	401(k) Matching Contributions
Susan G. Riel	2019	$14,538	$20,308	$47,424	$8,400
	2018	$9,000	$19,069	$47,424	$8,250
	2017	$9,000	$21,086	$--	$8,100
Charles D. Levingston	2019	$9,000	$12,841	$--	$8,400
	2018	$9,000	$11,453	$--	$3,946
	2017	$6,925	$13,660	$--	$3,969
Antonio F. Marquez	2019	$13,000	$18,379	$--	$8,400
	2018	$13,000	$16,411	$--	$5,348
	2017	$13,000	$22,141	$--	$5,962
Janice L. Williams	2019	$9,000	$9,694	$--	$8,400
	2018	$9,000	$8,289	$--	$4,889
	2017	$9,000	$13,995	$--	$8,100
Lindsey Rheaume	2019	$12,000	$7,596	$--	$8,400
Ronald D. Paul (5)	2019	$4,154	$6,955	$--	$6,936
	2018	$18,000	$53,909	$--	$8,250
	2017	$18,000	$55,931	$--	$8,100

During 2019, the Company did not maintain any nonqualified deferred compensation programs or arrangements, other than a deferred compensation arrangement for Mr. Paul. The Company has accrued for its potential obligation to pay Mr. Paul $976,347, but has not paid any amounts to Mr. Paul. In February 2013, the Bank adopted SERP for certain senior executives, including all of the named executive officers other than Mr. Paul and Mr. Levingston. In January 2020, the Bank entered into a SERP for Mr. Levingston. Under the SERP,

Eagle Bancorp, Inc.	57	2020 Proxy Statement

upon an executive’s retirement, the Bank will pay a stated monthly payment for the executive’s lifetime. The retirement benefit is tied to a percentage of the executive’s projected average base salary over the five years preceding retirement, assuming retirement at age 67. The SERP provides that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP, (b) death, disability and change-in-control will be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP further provides for a death benefit in the event the executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive’s beneficiary have received payment(s) sufficient to equate to a cumulative 180 monthly installments. The benefits to the named executive officers as of December 31, 2019 are as set forth in the following table:

Name	Title	Percentage of Projected Salary
Susan G. Riel (1)	President and CEO – Company and Bank	35%
Charles D. Levingston	EVP and CFO – Company and Bank	N/A
Antonio F. Marquez	SEVP and CLO – Commercial Real Estate (Bank)	25%
Janice L. Williams	SEVP and CCO (Bank)	30%
Lindsey S. Rheaume	EVP and CLO – Commercial and Industrial (Bank)	20%
Ronald D. Paul (2)	CEO – Company and Bank	N/A

(1)	Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

(2)	Mr. Paul resigned from his positions at the Company and Bank, effective March 20, 2019.

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code (the “Code”). The Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. For additional information regarding the SERP, please refer to the table under the caption “Pension Plan.”

Employment and Non-Compete Agreements

The Bank and Ms. Riel are parties to an Amended and Restated Employment Agreement, dated as of December 31, 2019, governing her service as President and Chief Executive officer of the Company and Bank. Pursuant to her agreement, Ms. Riel is entitled to a current annual base salary of $800,000, and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all officers and employees of the Bank or the Company, including a car allowance of $1,500 per month and a life insurance benefit of $750,000. The compensation under Ms. Riel’s employment agreement is in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank. Ms. Riel’s agreement provides if her employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), she would be entitled to payment of health insurance premiums under COBRA for one year, and to continued health and life insurance benefits for three years if the termination is in connection with a change in control.

In the event of the termination of Ms. Riel’s employment as a result of her retirement (as defined) on or after June 30, 2021 (other than pursuant to her voluntary termination following a reduction in title, duties, responsibilities or compensation following a change in control), and subject to execution of an appropriate release, she shall be entitled to receive a lump-sum cash payment of one times her salary at the rate being paid as of the termination date. Ms. Riel would be entitled to 1.99 times the sum of her (a) annual salary at the highest rate in effect during the twelve month period immediately preceding her termination date and (b) cash bonus(es) paid in the most recent twelve months if her employment is terminated without cause (as defined) (i) within one hundred twenty (120) days immediately prior to and in conjunction with a change in control or (ii) within twelve (12) months following consummation of a change in control; or within twelve months following consummation of a change in control, her title, duties and or position have been materially reduced such

Eagle Bancorp, Inc.	58	2020 Proxy Statement

that she is not in comparable positions in the publicly traded holding company and in the bank (with materially comparable compensation, benefits, contractual terms and conditions and responsibilities and is located within twenty-five (25) miles of her primary worksite) to the position she held immediately prior to the change in control, and within thirty (30) days after notification of such reduction she notifies the Bank that she is terminating employment due to such change in her employment unless such change is cured within thirty (30) days of such notice by providing her with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of her primary worksite).

Each of the four other named executive officers has an amended and restated employment agreement with the Bank. The other named executive officers have 2020 base salaries as follows: Mr. Levingston - $417,514; Mr. Marquez – $509,834; Mr. Rheaume - $421,656; Ms. Williams - $510,144. Each of these officers is also entitled to long term care insurance and to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all executive officers and employees of the Bank or the Company. Under each agreement if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change in control (as defined), he/she would be entitled to receive continued payment of health insurance premiums under COBRA for one year. In the event of termination of the other named executive officer’s respective employment without cause within 120 days before a change in control, or within 12 months after a change in control, or the reduction in his/her compensation or position or responsibilities, Mr. Levingston, Mr. Marquez, Mr. Rheaume, and Ms. Williams would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) his/her base salary at the highest rate in effect during the 12 months preceding termination, (ii) cash bonuses (incentive plan and discretionary, if any) paid to the officer in the most recent 12 months, as well as three years continuation of health insurance, in each case subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as an “excess parachute payment.”

Ms. Riel and the other named executive officers are also a party to an amended and restated non-compete agreement with the Bank. The non-compete agreements provide that in the event of termination of the officer’s employment by the Bank without “cause” as defined in such officer’s amended and restated employment agreement, including without limitation, in the event of a “change in control” as defined in the officer’s amended and restated employment agreement, or such officer’s resignation following a change in control as provided in the officer’s amended and restated employment agreement (collectively, “Separation”), and subject to the officer timely signing and delivering to the Bank (a) a General Release and Waiver, and such release becoming irrevocable, and (b) continued compliance with the confidentiality and non-competition provisions of the non-compete agreement the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay the officer, monthly in arrears, salary at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary, if any), if any, for each month of the period during which the officer is in full compliance with the provisions of the agreement.

The non-compete agreements require that for one year after applicable separation, the officer will not, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any financial services enterprise engaged in the business of offering retail customer and commercial deposit accounts and/or loan products.

The Company and Mr. Paul were parties to an amended and restated employment agreement, effective as of January 1, 2017, as amended, governing his service and compensation as President and Chief Executive Officer of the Company until his resignation in March 2019. Mr. Paul was also entitled to receive a monthly automobile allowance of $1,500 and $40,000 annually toward life insurance. Mr. Paul was entitled to long term care insurance and to participate in all other benefit programs generally available to employees or directors of the Bank or the Company. The compensation under Mr. Paul’s employment agreement was in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank. In the event of certain terminations of Mr. Paul’s employment, but not including termination for cause (as defined), and not including his resignation, Mr. Paul (or his estate), was entitled to receive an amount in cash equal to 1.99 times his then current base salary and most recent annual cash bonuses and equity awards, and continuation of all benefits for three years subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank. In addition, subject to the effect of such provisions, under such circumstances all of Mr. Paul’s options and restricted stock would immediately vest.

Eagle Bancorp, Inc.	59	2020 Proxy Statement

Potential Payments Upon Termination or Change in Control

The table below sets forth the base salary as of December 31, 2019, and the amount of Bank paid life insurance (at standard rates) to which the named executive officers are entitled. The amount to which each of the named executive officers would be entitled to if he/she were terminated, other than for cause or in connection with a change in control, is set forth in the fourth column of the table below. Such amounts include full payment of amounts due under the non-compete agreements. At December 31, 2019, no named executive officer is entitled to any payment (including any acceleration of vesting) as a result of the executive’s voluntary termination of employment, termination with cause or retirement. All amounts payable upon a termination would be paid by the Company or its successor.

The estimated amounts to which each of the named executive officers would be entitled to receive upon a termination in connection with a change in control as of December 31, 2019, are (a) the cash payment including the full amount payable under the non-compete agreements (without adjustment for other amounts which might be payable as a result of the change in control) is set forth in column 5 of the table below, (b) the value of the accelerated equity awards is set forth in column 6 of the table below, and (c)the value of the accelerated vesting of benefits under the SERP is in column 7. The sum of these three amounts is set forth in column 8.

1	2	3	4	5	6	7	8
Name	Base Salary	Bank Paid Life Insurance (at standard rates)(1)	Payment Following Termination Without Cause(2)	Cash Payment Upon Termination in Connection with a Change in Control(2)	Value of Equity Awards Accelerated Upon a Change in Control(3)	Value of SERP Vesting Acceleration	Sum of Amounts Payable Upon a Change in Control (Sum of Columns 5, 6, & 7)(4)
Susan G. Riel (5)	$725,000	$750,000	$1,666,551(6)	$4,983,222(7)	$1,537,048	$--	$6,520,270
Charles D. Levingston	$383,040	$750,000	$777,154(6)	$2,293,780(7)	$476,963	N/A	$2,770,743
Antonio F. Marquez	$463,485	$750,000	$1,200,014(6)	$3,588,299(7)	$1,146,355	$251,681	$4,986,335
Lindsey S. Rheaume	$423,725	$750,000	$737,080(6)	$2,203,869(7)	$813,045	$499,661	$3,516,575
Janice L. Williams	$466,098	$750,000	$1,188,749(6)	$3,554,441(7)	$1,080,510	$329,475	$4,964,426
Ronald D. Paul (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The cost of this benefit is reflected under “All Other Compensation” in the Summary Compensation Table, and the amount paid in respect of each officer is reflected in the footnotes to that table.

(2)	Includes amounts payable under non-compete agreements.

(3)	Reflects the excess of the value of unvested shares of restricted stock and PRSUs based on the last trade price for the Company’s common stock on December 31, 2019 (assuming vesting of the target number of shares subject to the award).

(4)	Reflects estimated maximum cash payment upon termination in connection with a change in control plus the accelerated value of equity awards. Does not reflect adjustment, if any, to total amount for effect of Section 280G limitation.

(5)	Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

(6)	Includes the value of one (1) year of health insurance coverage under COBRA, at current rates.

(7)	Includes the value of three (3) years of health insurance under COBRA, at current rates.

(8)	Mr. Paul resigned from his positions at the Company and Bank, effective March 20, 2019.As a result of his resignation, Mr. Paul was not eligible to receive any such payments as of December 31, 2019. The Company has accrued for its potential obligation to issue Mr. Paul certain shares of restricted stock and shares subject to PRSUs which were unvested ($4.5 million) as of the date of his resignation, but has not issued any shares to Mr. Paul.

Eagle Bancorp, Inc.	60	2020 Proxy Statement

Grants of Plan-Based Awards

The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2019 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The following table presents information regarding awards made during 2019 to named executive officers under the Company’s 2016 Stock Plan and SEIP. The amounts reflected under All Other Stock Awards and Grant Date Fair Value of Stock and Option Awards reflect the shares of restricted stock and PRSUs issued in 2019 under the 2019 Long Term Incentive Plan and the 2016 Stock Plan.

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	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards at Target
			Threshold	Target	Target Plus	Cap	Threshold	Target	Maximum
Susan G. Riel (1)	2/11/2019	SEIP	$906,250	$1,631,250	$2,175,000	$2,356,250	N/A	N/A	N/A	--	--
	2/11/2019	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7,336	$409,055
	2/11/2019	PRSUs	N/A	N/A	N/A	N/A	3,668	7,336	11,004	--	$409,055
Charles D. Levingston	2/11/2019	SEIP	$134,064	$229,824	$306,432	$383,040	N/A	N/A	N/A	--	--
	2/11/2019	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	3,374	$188,134
	2/11/2019	PRSUs	N/A	N/A	N/A	N/A	1,688	3,374	5,061	--	$188,134
Antonio F. Marquez	2/11/2019	SEIP	$301,265	$417,137	$509,834	$625,705	N/A	N/A	N/A	--	--
	2/11/2019	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	5,478	$305,453
	2/11/2019	PRSUs	N/A	N/A	N/A	N/A	2,740	5,478	8,217	--	$305,453
Lindsey S. Rheaume	2/11/2019	SEIP	$245,625	$327,500	$388,906	$450,313	N/A	N/A	N/A	--	--
	2/11/2019	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4,171	$232,575
	2/11/2019	PRSUs	N/A	N/A	N/A	N/A	2,086	4,171	6,256	--	$232,575
Janice L. Williams	2/11/2019	SEIP	$302,964	$419,488	$512,708	$582,623	N/A	N/A	N/A	--	--
	2/11/2019	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	5,509	$307,182
	2/11/2019	PRSUs	N/A	N/A	N/A	N/A	2,755	5,509	8,263	--	$307,182
Ronald D. Paul (2)	2/11/2019	SEIP	$1,252,399	$2,254,317	$3,005,757	$3,506,717	N/A	N/A	N/A	--	--
	2/11/2019	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	22,500	$963,366
	2/11/2019	PRSUs	N/A	N/A	N/A	N/A	11,250	22,500	33,750	--	$963,366

(1)    Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019. Awards shown reflect awards as adjusted following her permanent appointment as President and Chief Executive Officer.

(2)    Mr. Paul resigned from his positions at the Company and Bank, effective March 20, 2019. As a result of his resignation, Mr. Paul is no longer eligible to receive any such payments.

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The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2019 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved at the threshold, target and target plus levels. The aggregate amount that could be earned by our current named executive officers, at the target level, represented from 50% to 131% of salary in 2019.

A portion of the aggregate amount is subject to the achievement of designated Company or individual performance targets. No amounts are payable if the Company does not achieve at least 85% of the adjusted net income goal. If at least the threshold performance metric is met, proportional payouts are made if performance is between payout levels. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. The attainment of target-plus levels poses highly challenging goals to performance achievement and represents a substantial percentage return on incentive costs. The amounts paid in 2020 pursuant to the SEIP for 2019 performance represented from 71% to 103% of base salary for the named executive officers. The actual amounts earned with respect to 2019 performance, which reflect payments for achievement of results in certain categories in excess of target levels, are reflected in the Summary Compensation Table for 2019 in the column labeled “Nonequity Incentive Plan Compensation.”

The foregoing table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2019 under the Company’s 2011 Employee Stock Purchase Plan, which is generally available to substantially all employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock-based awards that have not vested for each NEO outstanding as of December 31, 2019. As of December 31, 2019 there were no outstanding unexercised options.

Name	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Susan G. Riel (2)			4,745(3)	$230,749
	2,140(4)	$104,068
			6,030(5)	$293,239
	4,020(6)	$195,493
	7,336(7)	$356,750
			7,336(8)	$356,750
Charles D. Levingston	113(4)	$5,495
			1,768(5)	$85,978
	1,179(6)	$57,335
	3,374(7)	$164,078
			3,374(8)	$164,078

(table continued on following page)

Eagle Bancorp, Inc.	63	2020 Proxy Statement

Name	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Antonio F. Marquez			3,220(3)	$156,589
	1,452(4)	$70,611
			4,767(5)	$231,819
	3,178(6)	$154,546
	5,478(7)	$266,395
			5,478(8)	$266,395
Lindsey S. Rheaume			2,033(3)	$98,865
	917(4)	$44,594
			3,256(5)	$158,339
	2,171(6)	$105,576
	4,171(7)	$202,836
			4,171(8)	$202,836
Janice L. Williams			2,881(3)	$140,103
	1,300(4)	$63,219
			4,212(5)	$204,830
	2,808(6)	$136,553
	5,509(7)	$267,903
			5,509(8)	$267,903
Ronald D. Paul (9)	N/A	N/A	N/A	N/A

(1)	Based on the $48.63 closing price of the common stock on December 31, 2019.

(2)	Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

(3)	Represents 2017 grant of PRSUs pursuant to the Company’s 2016 Stock Plan. Award vests in one installment on the third anniversary of the date of grant if underlying performance goals relating to three-year measurement period are met.

(4)	Represents 2017 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

(5)	Represents 2018 grant of PRSUs pursuant to the Company’s 2016 Stock Plan. Award vests in one installment on the third anniversary of the date of grant if underlying performance goals relating to three-year measurement period are met.

(6)	Represents 2018 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

(7)	Represents 2019 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

(8)	Represents 2019 grant of PRSUs pursuant to the Company’s 2016 Stock Plan. Award vests in one installment on the third anniversary of the date of grant if underlying performance goals relating to three-year measurement period are met.

(9)	Mr. Paul resigned from his positions at the Company and Bank effective March 20, 2019. See footnote 8 to the “Potential Payments Upon Termination or Change in Control” table.

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Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2019, the aggregate amount realized upon such exercises, based on the difference between the closing market price on the exercise date and the exercise or base price, and information regarding shares of restricted stock held by named executive officers which vested during 2019, and the value realized upon such vesting based on the closing price on the vesting date. The following table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan. Readers should note that the grant date fair value of awards of options and restricted stock, the vesting and exercise of which is disclosed below, has been included in prior years in the compensation of named executive officers, and therefore does not represent additional compensation paid by the Company.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Susan G. Riel (1)	--	--	11,941	$673,626
Charles D. Levingston	--	--	810	$45,632
Antonio F. Marquez	--	--	8,065	$454,855
Lindsey S. Rheaume	--	--	5,596	$315,073
Janice L. Williams	--	--	7,480	$421,917
Ronald D. Paul (2)	17,349	$775,956	36,909	$2,081,065

(1)	Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019 and was appointed as permanent President and Chief Executive Officer on May 6, 2019.

(2)	Mr. Paul resigned from his positions at the Company and Bank, effective March 20, 2019. See footnote 8 to the “Potential Payments Upon Termination or Change in Control” table.

Employee Benefit Plans

The Bank provides a benefit program that includes health and dental insurance, life and long term and short-term disability insurance, and a 401(k) plan under which the Company makes matching contributions up to 3% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year. Executive officers and directors also are provided long term care insurance. The Company also maintains the 2011 Employee Stock Purchase Plan, which is a qualified plan under Section 423 of the Internal Revenue Code (the “ESPP”). Under the ESPP, substantially all employees other than certain part time employees and those who have not been with the Company for at least six months, and employees who are greater than 5% shareholders, are eligible to purchase shares of the Company’s common stock at a discount to the market price.

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Eagle Bancorp, Inc.	65	2020 Proxy Statement

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the named executive officers based on the number of years of credited service under the SERP as of December 31, 2019. Please refer to the discussion under the caption “Supplemental Executive Retirement Plan” and accompanying the Summary Compensation Table for additional information regarding the SERP.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)	Payments During Last Fiscal Year
Ronald D. Paul	N/A	N/A	N/A	N/A
Charles Levingston	N/A	N/A	N/A	N/A
Susan G. Riel	Supplemental Executive Retirement and Death Benefit Agreement	22	$1,770,301	$--
Antonio F. Marquez	Supplemental Executive Retirement and Death Benefit Agreement	9	$288,669	$--
Lindsey S. Rheaume	Supplemental Executive Retirement and Death Benefit Agreement	4	$102,690	$--
Janice L. Williams	Supplemental Executive Retirement and Death Benefit Agreement	17	$562,223	$--

(1)	Calculated based on the utilization of the unit credit actuarial method for quantifying accumulated benefits, based on an annuity product which is used to finance the benefits and a discount rate of 4.50%.

Certain Relationships and Related Party Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and their related parties. All of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. The Audit Committee review and approval process includes the Audit Committee taking into account, among other factors it deems appropriate, whether the terms are fair to the Company and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with the a director of executive officer of the Company; whether the related party transaction would impair the independence of a director or executive officer; and whether the related party transaction would present an improper conflict of interest for any director or executive officer.

All of such loans are performing and none of such loans are disclosed as nonaccrual, past due, restructured or potential problem loans.

The Bank leases office space from a company wholly owned by Mr. Paul, former Chairman/CEO of the Company. The Bank also leases office space from a limited liability company in which a trust for the benefit of Mr. Paul’s children has a majority interest. During 2019, the Bank paid an aggregate of approximately $2.6 million in rent in respect of these two properties, excluding certain pass through expenses; such leases reflect market rates at the time of lease negotiation.

Mr. Rogers former Director of the Company is a shareholder in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries. During 2019, the Company and its subsidiaries paid aggregate fees of approximately $928,944 to that firm. Fees are based on hourly rates at standard firm rates or below.

Eagle Bancorp, Inc.	66	2020 Proxy Statement

Additionally, Mr. Rogers is the Chairman of the EagleBank Foundation, a 501(c)(3) non-profit, raising over $4.3 million to improve the well-being of our community by providing financial support to local charitable organizations that help foster and strengthen vibrant, healthy, cultural and sustainable communities. During 2019, the Company and its subsidiaries paid $181,802 to the EagleBank Foundation to support its annual golf tournament and other donations supporting various charities.

Ryan Riel, the son of Ms. Riel, is employed by the Bank as a Senior Market Executive. During 2019, Mr. Riel’s total compensation was $654,162, including base salary, incentive bonus payments and awards of restricted stock. Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Compensation Committee, without any participation or input by Ms. Riel.

William Sherrill, a son-in-law of Ms. Riel, is employed by the Bank as a Senior Mortgage Banker. During 2019, Mr. Sherrill’s total compensation was $131,615, which was primarily commission and incentive income. Mr. Sherrill’s compensation is determined on the same basis as other comparable employees under a defined commission plan, without any participation or input by Ms. Riel.

Kenneth Van Valkenburgh, the brother-in-law of Mr. Paul, former Chairman/CEO of the Company, is employed by the Bank as a Vice President, Insurance Manager. During 2019, Mr. Van Valkenburgh’s total compensation was $221,283, including base salary, an incentive bonus payment and an award of restricted stock. Mr. Van Valkenburgh’s compensation was determined on the same basis as other comparable employees, without any participation or input by Mr. Paul.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Dixon Hughes Goodman LLP (“DHG”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2020. Representatives of DHG are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. Services provided to the Company and its subsidiaries by DHG in 2019 are described under “Fees Paid to Independent Accounting Firms” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee and under the caption “Election of Directors - Meetings, Committees and Procedures of the Board of Directors.”

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast on the proposal is required for approval of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain DHG, and may retain DHG or another firm, without resubmitting the matter to shareholders. The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of DHG as the Company’s independent registered public accounting firm.

Fees Paid to Independent Accounting Firm

Audit Fees

During 2019, the aggregate amount of fees billed to the Company by DHG for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings was $727,510. In 2018, DHG billed $353,914 for such services.

Audit–Related Fees

During 2019, the aggregate amount of fees billed to the Company by DHG for services related to the performance of other audit services was $93,750. These services included services in connection with the Company’s securities and regulatory filings and GNMA and HUD audits. During 2018, the aggregate amount of

Eagle Bancorp, Inc.	67	2020 Proxy Statement

fees billed to the Company by DHG for services related to the performance of other audit services was $64,250. These services included services in connection with securities and regulatory filings, GNMA and HUD audits.

Tax Fees

During 2019, the aggregate amount of fees billed to the Company by DHG for services related to tax advice, compliance and planning services was $86,185. During 2018, DHG did not bill the Company for tax advice, compliance or planning services.

All Other Fees

No other fees were billed to the Company by DHG for years 2019 or 2018.

None of the engagements of DHG to provide non-audit services was made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s Audit Committee charter. Audit services may not be approved under the de minimis exception.

Proposal 3: Non-Binding Advisory Vote on Executive Compensation

Section 14A of the Securities Act of 1934, added as Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the Securities and Exchange Commission adopted thereunder (“Section 14A”), requires that a separate, advisory, shareholder resolution to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, must be included in the Company’s proxy materials for the annual meeting. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement for the 2020 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, which disclosure includes the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the accompanying narratives.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under Section 14A, the vote may not be construed as overruling a decision by the Company or the Board of Directors, changing or implying any change in the fiduciary duties of the Company or the Board of Directors; or creating or implying any additional fiduciary duty of the Company or the Board of Directors. The next Say-on-Pay proposal will be put before shareholders at the 2021 Annual Meeting.

Shareholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis” including the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosures.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this resolution. It is expected that all of the shares of the common stock entitled to vote on the proposal over which directors of the Company exercise voting power will be voted for the proposal. We believe our compensation policies are strongly aligned with the long term interests of the Company and its shareholders. As such, the Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution.

Eagle Bancorp, Inc.	68	2020 Proxy Statement

Form 10-K Annual Report

The Company will provide, without charge, to any shareholder entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a hard copy of its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814. It is also available electronically through www.sec.gov and www.eaglebankcorp.com.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”).

Based solely upon the Company’s review of the copies of the Forms 3 and 4 which have been filed electronically with the Commission during the year ended December 31, 2019, and Forms 5 filed electronically with the Commission with respect to the year ended December 31, 2019, and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that: one Form 4, each reporting one transaction, for each of Mr. Levingston, Mr. Marquez, Mr. Paul, Mr. Soltesz Mr. Rheaume and Ms. Williams, were not filed in a timely manner, and Forms 3 for Ms. Hackney, Ms. LaPlaca, Ms. Ludwig, Mr. Soltesz and Mr. Soto were not filed in a timely manner.

Other Matters

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 10, 2020. Shareholder proposals for nominations for election as director must be received by the Company no later than January 9, 2021. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty-five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors

Jane E. Cornett, Corporate Secretary
April 6, 2020

Eagle Bancorp, Inc.	69	2020 Proxy Statement

PROXY This Proxy is solicited on behalf of the Board of Directors The undersigned hereby makes, constitutes and appoints Terry D. Weber and Carlos R. Oliva and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 21, 2020. The Annual Meeting of Stockholders will be held virtually. In order to attend the meeting, you must register at http:// www.viewproxy.com/EagleBankCorp/2020 by 11:59 PM EST on May 19, 2020. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting at http://www.viewproxy.com/ EagleBankCorp/2020/vm by logging in using the password you received via email in your registration confirmation This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all of the nominees set forth, FOR the proposal to ratify the appointment of the independent registered public accounting firm, and FOR the resolution approving the Company’s named executive officer compensation. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 21, 2020 The Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2019 and our Report to Shareholders are available at http://viewproxy.com/eaglebankcorp/2020/

Please mark your votes like this The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3. 1. To elect 8 directors 01 - Mathew D. Brockwell 02 - Theresa G. LaPlaca 03 - A. Leslie Ludwig 04 - Norman R. Pozez 05 - Kathy A. Raffa 06 - Susan G. Riel 07 - James A. Soltesz 08 - Benjamin M. Soto 2. To ratify the appointment of Dixon Hughes Goodman LLP as the Companys independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2020; FOR AGA INSTABSTAIN FOR FOR FOR FOR FOR FOR FOR FOR AGAINST AGAINST AGAINST AGAINST AGAINST AGAINST AGAINST AGAINST ABSTAIN ABSTAIN ABSTAIN ABSTAIN ABSTAIN ABSTAIN ABSTAIN ABSTAIN 3. To vote on a non-binding, advisory resolution approving the compen-sation of our named executive officers FORAGAINST ABSTAIN I plan on attending the meeting IMPORTANT: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose tittle is stated. Date: (mm/dd/yyyy) Signature Signature (if held jointly) Change of Address (Please print address below) CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. As a stockholder of Eagle Bancorp, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 PM EST on May 20, 2020. As a Registered Holder, you may vote your shares at the Annual Meeting by first registering at http://www.viewproxy.com/EagleBankCorp/2020 using your Virtual Control Number below. Your registration must be received by 11:59 PM EST on May 19, 2020. On the day of the meeting, you may log in to the meeting at http://www.viewproxy.com/EagleBankCorp/2020/VM using the password you received via email in your registration confirmation and follow instructions to vote your shares. Please have your Virtual Control Number with you during the meeting in order to vote. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the section titled “Questions and Answers About the Proxy Materials and Our Annual Meeting - What do I need to do to attend the Annual Meeting virtually?”. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/EGBN Have your proxy card available when you access the above website. Follow the prompts to vote your shares.